AGREEMENT AND PLAN OF MERGER

BY AND AMONG

eFUNDS CORPORATION,

MARLIN TRANSACTION CORP.,

WILDCARD SYSTEMS, INC.,

AND

LARENCE PARK AND TENCH COXE, AS SHAREHOLDER REPRESENTATIVES

Dated as of June 9, 2005

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EXHIBITS

Exhibit A-1 Person Executing Transition Assistance and Change of Control Agreements.

Exhibit A-2 Form of Transition Assistance and Change of Control Agreements.

Exhibit B Form of Escrow Agreement.

Exhibit C Form of Amendment to Articles of Incorporation.

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AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of June 9, 2005 (the “Agreement”), among eFunds Corporation, a corporation organized under the laws of the State of Delaware (“Buyer”), Marlin Transaction Corp., a corporation organized under the laws of the State of Florida (“Merger Sub”), Wildcard Systems, Inc., a corporation organized under the laws of the State of Florida (the “Company”) and Larence Park and Tench Coxe, each as representatives of the shareholders of the Company for certain purposes described herein (the “Shareholder Representatives”).

     Whereas, the Boards of Directors of the Company, Buyer and Merger Sub have declared it to be advisable and in the best interests of their respective companies and the shareholders of their respective companies that the Company, Buyer and Merger Sub complete the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided herein, and such boards have approved this Agreement and the Merger;

     Whereas, prior to the execution of this Agreement the shareholders of the Company have approved this Agreement and the Merger in accordance with the Articles of Incorporation of the Company and any applicable Requirements of Law; and

     Whereas, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Buyer to enter into this Agreement, the person set forth on Exhibit A-1 hereto is entering into the transition assistance and change of control agreements substantially in the form attached as Exhibit A-2 with Buyer.

     Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1 Definitions. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings specified below and shall be equally applicable to both the singular and plural forms:

     “Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by or is under common control with such person. For the purposes of this definition, “control”, when used with respect to any specified person, means having, directly or indirectly, a majority of the voting power of such person or the ability to elect a majority of the members of the board of directors or other governing body of such person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Aggregate Common Amount” means an amount equal to the product of (a) the Per Share Common Amount multiplied by (b) the number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time.

     “Aggregate Common Warrant Exercise Amount” means an amount equal to the aggregate exercise price of the Common Warrants issued and outstanding immediately prior to the Effective Time.

     “Aggregate Exercise Amount” means an amount equal to the Aggregate Option Exercise Amount plus the Aggregate Common Warrant Exercise Amount plus the Aggregate Series C Warrant Exercise Amount plus the Aggregate Series E Warrant Exercise Amount.

     “Aggregate Merger Consideration” has the meaning set forth in Section 2.1.

     “Aggregate Option Exercise Amount” means an amount equal to the aggregate exercise price of the Company Stock Options issued and outstanding immediately prior to the Effective Time.

     “Aggregate Option Shares” means the number of shares of Common Stock that may be purchased under Company Stock Options (whether vested or unvested) issued and outstanding immediately prior to the Effective Time.

     “Aggregate Series C Warrant Exercise Amount” means the amount equal to the aggregate exercise price of the Series C Warrants issued and outstanding immediately prior to the Effective Time.

     “Aggregate Series E Closing Payment” means the Series E Closing Payment plus the Series E Warrant Closing Payment.

     “Aggregate Series E Warrant Exercise Amount” means the amount equal to the aggregate exercise price of the Series E Warrants issued and outstanding immediately prior to the Effective Time.

     “Aggregate Warrant Shares” means the number of shares of Common Stock that may be purchased under Common Warrants (whether vested or unvested) immediately prior to the Effective Time.

     “Base Price” means $228,800,000 plus the Aggregate Exercise Amount.

     “Business Day” means any day of the year other than a Saturday or a Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

     “Buyer” has the meaning specified in the first paragraph of this Agreement.

     “Closing” has the meaning specified in Section 2.2.

     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means the Company’s Common Stock, par value $0.01 per share.

     “Common Warrants” means warrants to purchase shares of Common Stock.

     “Company” has the meaning specified in the preamble to this Agreement.

     “Company Intellectual Property” means all Intellectual Property related to the business of the Company and held by the Company, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of the Company, and including the Company Registered Intellectual Property.

     “Company Option Actions” has the meaning specified in Section 3.1(d).

     “Company Registered Intellectual Property” has the meaning specified in Section 3.11(a).

     “Company Stock Option” means an option to purchase shares of Common Stock pursuant to the Company Stock Option Plan.

     “Company Stock Option Plan” means the Wildcard Systems Inc. Stock Option Plan, adopted January 12, 1998, as amended.

     “Company Warrants” means the Common Warrants, the Series C Warrants and the Series E Warrants.

     “Constituent Documents” means the articles of association, articles of incorporation, certificate of incorporation, by-laws, limited liability company agreement and/or other organizational documents, as applicable, of any person.

     “Contaminant” means any waste, contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in, or regulated by, Environmental Laws and includes any petroleum or petroleum wastes or any by-products or fractions thereof, asbestos and asbestos-containing material, and polychlorinated biphenyls (“PCB”) and PCB-containing equipment.

     “Contract” means any legally binding agreement, lease, license agreement, contract, consensual obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or description.

     “Copyrights” has the meaning specified in the definition of Intellectual Property.

     “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     “D&O Indemnified Party” has the meaning specified in Section 5.6.

     “Disclosure Schedules” means the disclosure schedules delivered by the Company, Buyer and the Merger Sub which form a part of this Agreement.

     “Earnout Payments” means the First Target Earnout Payment, the Second Target Earnout Payment and the Runoff Earnout Payment.

     “Effective Time” has the meaning set forth in Section 2.2.

     “Electing Series E Preferred Shareholders” has the meaning specified in Section 3.1(c)(i).

     “Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each bonus, retirement, pension, profit sharing, deferred compensation, incentive compensation, supplemental retirement, stock, stock option, fringe, severance, termination pay, change-in-control or other plan, program policy, arrangement or agreement relating to compensation or employee benefits.

     “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

     “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

     “Encumbrance” means any security or other property interest or right, claim, encumbrance, pledge, hypothecation, option, charge, mortgage, security interest, contingent or conditional sale, encumbrance, equity, trust, equitable interest, preference, right of possession, lease, tenancy, license, encroachment, covenant, interference, Court Order, proxy, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), or any other title claim or retention agreement or lease or use agreement in the nature thereof, in each event whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

     “Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning worker health and safety, pollution, protection of the environment or Environmental Matters (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Contaminant), each as amended and in effect as of the date hereof.

     “Environmental Matter” means any matter relating to (i) the Release or threatened Release of a Contaminant on, at, to, from or beneath a facility or (ii) violations of or liabilities arising under applicable Environmental Laws.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code §414.

     “Escrow Agent” has the meaning specified in Section 7.1.

     “Escrow Agreement” has the meaning specified in Section 5.4.

     “Escrow Fund” has the meaning specified in Section 7.1.

     “Expenses” means any and all reasonable out-of-pocket expenses actually incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals, whether incurred in connection with a third-party claim or a direct claim against any indemnifying party under this Agreement).

     “Financial Statements” has the meaning specified in Section 3.4(a).

     “First Target Amount” means $102,100,000.

     “First Target Earnout Payment” means an amount equal to the product of (i) $50,000,000 multiplied by (ii) a fraction, (x) the numerator of which is equal to the excess of (a) the Revenue Amount (provided that, for purposes of calculating the First Target Earnout Payment, $110,900,000 shall be the maximum Revenue Amount) over (b) $102,100,000, and (y) the denominator of which is $8,800,000.

     “Florida Law” has the meaning set forth in Section 2.1.

     “Former Shareholders” means those persons who shall have held Shares immediately prior to the Effective Time.

     “Fraud Indemnification Events” has the meaning specified in Section 7.4.

     “GAAP” means United States generally accepted accounting principles, consistently applied.

     “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

     “Governmental Permits” has the meaning specified in Section 3.9.

     “HSR Act” has the meaning specified in Section 5.3.

     “Indebtedness” means all (a) all obligations of the Company or its Subsidiaries for borrowed money, (b) all obligations of the Company or its Subsidiaries issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice), (c) all obligations of the Company or its Subsidiaries under leases required to be capitalized in accordance with GAAP, (d) all obligations of the Company or its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn upon, (e) any indebtedness guaranteed by the Company or its Subsidiaries, (f) any obligations under, or associated with, any hedging or swap agreements, and (g) all unpaid interest, premiums, penalties, redemption costs and other charges in respect of each of the foregoing in clauses (a) through (f).

     “Indemnified Party” has the meaning specified in Section 7.7.

     “Intellectual Property” means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto; (ii) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world (the foregoing, collectively, “Patents”); (iii) trademarks, service marks, trade dress, logos, trade names, assumed names, corporate names, Internet domain names, and company e-mail addresses, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith throughout the world, and all applications, registrations and renewals in connection therewith (the foregoing, collectively, “Trademarks”); (iv) copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, and including all applications, registrations and renewals in connection therewith (the foregoing, collectively, “Copyrights”); (v) mask works and all applications, registrations and renewals in connection therewith, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (the foregoing, collectively, “Mask-Works”); (vi) trade secrets and other rights in know-how and confidential or proprietary information (including ideas, research and development, know-how, technology, formulas, compositions, processes and techniques, technical data, designs, blueprints, drawings, specifications, diaries, notebooks, methods of manufacture, compilations of information, customer and supplier lists, papers, pricing and cost information and business and marketing plans and proposals, and including new developments, inventions, processes, ideas or other proprietary information that provide a Party with advantages over competitors who do not know or use it and documentation thereof), and all claims and rights related thereto (the foregoing, collectively, “Trade Secrets”); (vii) computer Software (including data and related software program documentation in computer-readable and hard-copy forms); (viii) other intellectual property and proprietary rights of any kind, nature or description, including web sites and other e-commerce assets and resources of any kind or nature; (ix) all copies of tangible embodiments of any of the foregoing (in whatever form or medium); and (x) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

     “Interim Balance Sheet” has the meaning specified in Section 3.4(a).

     “Interim Balance Sheet Date” has the meaning specified in Section 3.4(b).

     “Knowledge of the Company” means, as to a particular matter, the actual knowledge of the following persons: Larence Park, Larry Peterson and Gary Palmer. Any such person will be deemed to have actual knowledge of a particular fact, circumstance, event or matter if a reasonable person similarly situated would have knowledge of such fact, circumstance, event or matter.

     “Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or indeterminable.

     “Limited Indemnification Events” has the meaning specified in Section 7.4.

     “Losses” means any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, Expenses, deficiencies or other charges; provided that Losses shall not include punitive, special or consequential or opportunity cost damages of any kind.

     “Material Adverse Effect” means a material adverse effect on the business, prospects, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

     “Merger Sub” has the meaning specified in the first paragraph of this Agreement.

     “Open Source Software” means, collectively, all software that is distributed or used by any of the Company or its Subsidiaries that is “free software” or “open source software” or under a similar license or distribution model or the source code with respect to any of the foregoing.

     “Option Holders” means, collectively, the holders of Company Stock Options.

     “Patents” has the meaning specified in the definition of Intellectual Property.

     “Per Common Share Consideration” has the meaning specified in Section 2.6(f).

     “Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business for sums not yet due and payable, (iii) Encumbrances identified on the Disclosure Schedules to this Agreement, (iv) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements (but only to the extent disclosed in the Disclosure Schedule), and (v) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance, imperfection or such other matter, agreement or exception.

     “Per Preferred Share Consideration” has the meaning specified in Section 2.6(e).

     “Per Series A Share Consideration” has the meaning specified in Section 2.6(a).

     “Per Series B Share Consideration” has the meaning specified in Section 2.6(b).

     “Per Series C Share Consideration” has the meaning specified in Section 2.6(c).

     “Per Series D Share Consideration” has the meaning specified in Section 2.6(d).

     “Per Series E Share Consideration” has the meaning specified in Section 2.6(e).

     “Per Share Common Amount” means an amount equal to the quotient obtained by dividing (a) the Remaining Amount by (b) the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the Aggregate Warrant Shares and plus (iii) the Aggregate Option Shares.

     “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

     “Preferred Liquidation Preference” has the meaning specified in Section 3.1(b)(ii).

     “Preferred Stock” has the meaning specified in Section 3.1(b).

     “Proceeding(s)” means any action, suit, litigation, arbitration, proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation (whether civil, criminal, administrative, investigative or appellate) that is, has been or may in the future be commenced, brought, conducted, or heard at law or in equity or before, any Governmental Body or any arbitrator or arbitration panel.

     “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

     “Registered Intellectual Property” means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask-Work registrations and applications to register Mask Works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Government Body at any time.

     “Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment.

     “Remaining Amount” means the Base Price less (i) the aggregate amounts payable at the Effective Time pursuant to Sections 2.6(a), (b), (c), (d) and (e), (ii) the Series C Warrant Amount, (iii) the Series E Warrant Amount, (iv) the Super Series E Preferred Return

Amount, (v) all amounts comprising the Escrow Fund, and (vi) all amounts comprising the Shareholder Representatives Expenses Fund.

     “Remedial Action” means actions required by any Environmental Law to (i) clean up, remove, treat or in any other way address Contaminants in the environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.

     “Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

     “Revenue Amount” means, with respect to the period beginning January 1, 2006 and ending on December 31, 2006, the revenues of the Company and its Subsidiaries derived from their business as currently conducted or as currently proposed to be conducted following the Effective Time (other than (i) those revenues related to or derived from Contracts that would result in GAAP loss charges to Buyer, the Company or any Subsidiaries or (ii) those revenues related to or derived from Contracts with Bank of America Technology and Operations, Inc. or any of its affiliates that are either (a) Runoff Revenue or (b) not on commercially reasonable terms, including, but not limited to, those Contracts which were not entered into in full compliance with Buyer’s internal controls and policies).

     “Runoff Earnout Payment” means an amount equal to thirty-five percent (35%) of any Runoff Revenue attributable to periods from January 1, 2006 through December 31, 2006.

     “Runoff Revenue” means any revenues related to or derived from Contracts with Bank of America Technology and Operations, Inc. or any of its affiliates that are scheduled to expire or otherwise terminate on or prior to the second anniversary of the Effective Time in accordance with the terms and conditions of such Contracts.

     “Second Target Amount” means $110,900,000.

     “Second Target Earnout Payment” means an amount equal to the Revenue Amount less $110,900,000 (provided that the Second Target Earnout Payment shall not exceed $8,000,000).

     “Series A Liquidation Preference” has the meaning specified in Section 3.1(b)(ii).

     “Series A Preferred Stock” has the meaning specified in Section 3.1(b)(i).

     “Series B Liquidation Preference” has the meaning specified in Section 3.1(b)(ii).

     “Series B Preferred Stock” has the meaning specified in Section 3.1(b)(i).

     “Series C Liquidation Preference” has the meaning specified in Section 3.1(b)(ii).

     “Series C Preferred Stock” has the meaning specified in Section 3.1(b)(i).

     “Series C Warrants” means warrants to purchase shares of Series C Preferred Stock.

     “Series C Warrant Amount” means an amount equal to the product of (a) the number of shares of Series C Preferred Stock subject to the Series C Warrants issued and outstanding immediately prior to the Effective Time and (b) the Series C Liquidation Preference.

     “Series C Warrant Holder” means a holder of Series C Warrants.

     “Series D Liquidation Preference” has the meaning specified in Section 3.1(b)(ii).

     “Series D Preferred Stock” has the meaning specified in Section 3.1(b)(i).

     “Series E Closing Payment” means $20.00 per share of Series E Preferred Stock (including shares of Series E Preferred Stock issuable upon exercise of a Series E Warrant).

     “Series E Consents” has the meaning specified in Section 3.1(c)(ii).

     “Series E Preferred Stock” has the meaning specified in Section 3.1(b)(i).

     “Series E Warrant Amount” means an amount equal to the product of (a) the number of shares of Series E Preferred Stock subject to the Series E Warrants issued and outstanding immediately prior to the Effective Time and (b) the Series E Closing Payment.

     “Series E Warrant Holder” means a holder of Series E Warrants.

     “Series E Warrants” means warrants to purchase shares of Series E Preferred Stock.

     “Shareholder Representatives” has the meaning specified in the preamble to this Agreement.

     “Shareholder Representatives Expenses” means all reasonable out-of-pocket expenses (including legal and accounting costs) incurred by the Shareholder Representatives in connection with the performance of their duties and responsibilities (in their capacities as Shareholder Representatives) under this Agreement, including any such expenses incurred in connection with all notices, disputes and other matters expressly delegated to the Shareholder Representatives hereby or pursuant to the Escrow Agreement (including resolving any matter relating to the obligations under Article VII hereof).

     “Shareholder Representatives Expenses Fund” means the amount of $1,750,000.

     “Shares” means all of the issued and outstanding shares of Common Stock and Preferred Stock.

     “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Company.

     “Specific Events” has the meaning specified in Section 7.4.

     “Subsidiary” means, with respect to any person, (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more other Subsidiaries of that person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Subsidiaries of that person or a combination thereof and for this purpose a person owns a majority ownership interest in such a business entity (other than a corporation) if such person shall be allocated a majority of such business entity’s gains or losses or shall be or shall control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

     “Super Series E Preferred Return” means, with respect to any holder of Series E Preferred Stock that prior to the Effective Time converts shares of Series E Preferred Stock into shares of Common Stock, the aggregate of all Primary Series E Liquidation Payments (as defined in the Articles of Incorporation of the Company as in effect on the date hereof) payable to such holders.

     “Surviving Corporation” has the meaning specified in Section 2.1.

     “Tax” means (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, abandoned property, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax or (ii) any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Body, and including any liability for Taxes of another person by contract, as a transferee or successor to another person, under U.S. Treas. Reg. Section 1.1502-6 or analogous state, local or foreign provisions, or otherwise.

     “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

     “Trademarks” has the meaning specified in the definition of Intellectual Property.

     “Trade Secrets” has the meaning specified in the definition of Intellectual Property.

     “Unlimited Indemnification Events” has the meaning specified in Section 7.4.

     “U.S.A. Patriot Act” has the meaning specified in Section 3.7(b).

     “Warrant Conversion” has the meaning specified in Section 3.1(e).

     “Warrant Holders” means, collectively, the holders of Company Warrants.

     Section 1.2 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time prior to the date of this Agreement; and (z) to a statute means such statute as amended from time to time prior to the date of this Agreement and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

THE MERGER

     Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, in the Articles of Merger filed pursuant to Section 2.2 and in the applicable provisions of the Florida Business Corporation Act (“Florida Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The aggregate consideration to be paid by the Buyer in connection with this Agreement (the “Aggregate Merger Consideration ”) shall not exceed $228,800,000 plus the Earnout Payments (if any).

     Section 2.2 Closing; Effective Time. Subject to the provisions of Article VI, the consummation of the Merger (the “Closing”) shall take place no earlier than July 1, 2005 at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York,

New York 10004, as soon as practicable, but in no event later than the second Business Day (provided such Business Day is on or after July 1, 2005) after satisfaction or waiver of the conditions set forth in Article VI, or at such other place or at such other date as Buyer and the Company may mutually agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” In connection with the Closing, the Company shall cause the Merger to be made effective by filing Articles of Merger with the Secretary of State of the State of Florida in accordance with the relevant provisions of Florida Law. The date and time that the Merger becomes effective in accordance with the provisions of Florida Law is referred to herein as the “Effective Time.”

     Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger filed pursuant to Section 2.2 and the applicable provisions of Florida Law.

     Section 2.4 Articles of Incorporation; Bylaws. Unless otherwise agreed to by Buyer and the Company prior to the Closing, at the Effective Time (and subject to Section 5.6(a)):

     (a) the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by Florida Law and such articles of incorporation; and

     (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

     Section 2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

     Section 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company or the holders of any of the following securities, and subject to Section 2.6(h), the Aggregate Merger Consideration shall be allocated as follows:

     (a) each share of the Company’s Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash equal to the Series A Liquidation Preference (the “Per Series A Share Consideration”);

     (b) each share of the Company’s Series B Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash equal to the Series B Liquidation Preference (the “Per Series B Share Consideration”);

     (c) each share of the Company’s Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash equal to the Series C Liquidation Preference (the “Per Series C Share Consideration”);

     (d) each share of the Company’s Series D Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash equal to the Series D Liquidation Preference (the “Per Series D Share Consideration”);

     (e) each share of the Company’s Series E Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Series E Closing Payment (the “Per Series E Share Consideration,” and, together with the Per Series A Share Consideration, Per Series B Share Consideration, Per Series C Share Consideration and Per Series D Share Consideration, the “Per Preferred Share Consideration”);

     (f) each share of Common Stock (including any such shares that resulted from the conversion of Series E Preferred Stock or Series E Warrants prior to the Effective Time) outstanding immediately prior to the Effective Time shall be converted into (i) the right to receive an amount of cash equal to the Per Share Common Amount plus (ii) the right to receive a pro rata share of the Earnout Payments (if any) plus (iii) the right to receive any cash payments required to be made by the Shareholder Representatives from the Escrow Fund with respect to such share of Common Stock to the former holder thereof in accordance with the Escrow Agreement based upon a pro rata distribution of amounts released from the Escrow Fund to all former holders of Common Stock based on their holdings thereof immediately prior to the Effective Time (as and when such disbursements are required to be made) plus (iv) the right to receive any cash payments required to be made by the Shareholder Representatives from the Shareholder Representatives Expenses Fund with respect to such share of Common Stock to the former holder thereof based upon a pro rata distribution of amounts released from the Shareholder Representatives Expenses Fund to all former holders of Common Stock based on their holdings thereof immediately prior to the Effective Time (the rights set forth in this Section 2.6(f), collectively “Per Common Share Consideration”);

     (g) each share of Common Stock that will have been converted into Common Stock from Series E Preferred Stock after the date of this Agreement but prior to the Effective Time shall also receive the Primary Series E Liquidation Payment (as defined in the Articles of Incorporation of the Company as in effect as of the date of this Agreement) with respect to such shares.

     (h) each share of Common Stock and Preferred Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (i) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     (j) Prior to the Effective Time, Buyer and the Company shall cooperate in determining the per share amounts payable to the Company’s shareholders at the Effective Time and make any necessary amendments to this Agreement to effect the foregoing.

     Section 2.7 Company Stock Options. Buyer is not assuming or substituting any Company Stock Options (whether vested or unvested). Accordingly, in accordance with the terms of the Company Stock Option Plan, all Company Stock Options shall be accelerated prior to the Effective Time and any Company Stock Options not exercised by the Effective Time shall be terminated.

     Between the date of this Agreement and the Effective Time, Buyer and the Company shall cooperate in determining procedures for holders of Company Stock Options to exercise their Company Stock Options without the payment of cash (and their receipt of the Per Share Common Consideration less the per share exercise price for each share issuable upon exercise of the Company Stock Option), if the parties jointly agree on such procedures.

     Section 2.8 Company Warrants.

     (a) At the Effective Time, each of the Common Warrants that is outstanding and unexercised shall, following the Effective Time, remain outstanding and shall automatically be adjusted so that the holder thereof shall have the right to receive, upon exercise of such Common Warrant (and payment of the applicable exercise price thereunder), the Per Share Common Amount multiplied by the number of shares of Common Stock purchasable under such Common Warrant at the time of the exercise thereof.

     (b) At the Effective Time, each of the Series E Warrants that is outstanding and unexercised shall, following the Effective Time, remain outstanding and shall automatically be adjusted so that the holder thereof shall have the right to receive, upon exercise of such Series E Warrant (and payment of the applicable exercise price thereunder), the Series E Closing Payment multiplied by the number of shares of Series E Preferred Stock purchasable under such Series E Warrant at the time of the exercise thereof.

     (c) At the Effective Time, each of the Series C Warrants that is outstanding and unexercised shall, following the Effective Time, remain outstanding and shall automatically be adjusted so that the holder thereof shall have the right to receive, upon exercise of such Series C Warrant (and payment of the applicable exercise price thereunder), the Per Series C Share Consideration multiplied by the number of shares of Series C Preferred Stock purchasable under such Series C Warrant at the time of the exercise thereof.

     (d) For the avoidance of doubt, this Section 2.8 shall not apply to any Company Warrants that have been exercised prior to the Effective Time and any Shares resulting from the exercise of any Company Warrants prior to the Effective Time shall only be entitled to receive the applicable consideration set forth in Section 2.6 of this Agreement.

     (e) Except for the foregoing adjustments, all of the terms and conditions in effect for each Company Warrant immediately prior to the Effective Time shall continue in effect in accordance with the terms thereof.

     Section 2.9 Surrender of Certificates.

     (a) No Further Rights as Company Shareholders. At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no holder of record of a certificate that immediately prior to the Effective Time represented outstanding Shares (a “Certificate”) shall have any rights as a shareholder of the Company.

     (b) Exchange Procedures. Upon surrender of a Certificate for cancellation to Buyer, together with a letter of transmittal (the “Letter of Transmittal”) in form reasonably acceptable to Buyer and the Company, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of a Certificate representing Common Stock shall be entitled to receive in exchange therefor a cash amount equal to (A) the Per Share Common Amount multiplied by (B) the number of shares of Common Stock represented by such Certificate, (ii) the holder of a Certificate representing Preferred Stock shall be entitled to receive in exchange therefore a cash amount equal to (A) the applicable Per Preferred Share Consideration (B) the number of shares of the applicable series of Preferred Stock represented by such Certificate, and (iii) the Certificates so surrendered shall forthwith be canceled. The Letter of Transmittal shall specify that delivery of the applicable payments pursuant to this Agreement shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Buyer. Buyer shall, no later than two Business Days after receipt of each properly surrendered Certificate, cause the payment described in the first sentence of this Section 2.9(b) to be made to the holder of such Certificate by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered with such Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the applicable cash amount specified in this Agreement for each of such Shares (subject to the provisions hereof relating to the Escrow Fund). If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Buyer, it shall be cancelled and exchanged as provided in this Section 2.9.

     (c) Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of Shares outstanding immediately prior to the Effective Time on the records of the Company.

     (d) No Liability. Notwithstanding anything to the contrary in this Section 2.9, neither Buyer nor the Surviving Corporation or any other party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property law, escheat law or similar law.

     Section 2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Buyer shall pay to the record holder of such Certificate the consideration into which the Shares formerly represented by such Certificate have been converted pursuant to Section 2.6, upon the making of an affidavit of that fact by such record holder; provided, however, that Buyer may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to deliver a bond in such sum as Buyer may reasonably direct as indemnity against any claim that may be made against Buyer or the Surviving Corporation with respect to such Certificate.

     Section 2.11 Withholding Rights.

     (a) Each of the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Sections 2.6 or 2.7 such amounts, if any, as the Surviving Corporation or Buyer is required to deduct and withhold with respect to the payment of such consideration under the Code, and the rules and regulations promulgated thereunder, or under any provision of any other Tax law.

     (b) To the extent that amounts are properly withheld from the consideration otherwise payable pursuant to Sections 2.6 or 2.7 as provided in this Section 2.11, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Former Shareholder.

     Section 2.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Share that is issued and outstanding immediately prior to the Effective Time and which is held by a shareholder who did not consent to or vote in favor of the approval of this Agreement, which shareholder complies with all of the provisions of Florida Law relevant to the exercise of dissenters’ rights (such share being a “Dissenting Share,” and such shareholder being a “Dissenting Shareholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 2.6, but rather shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to Florida Law. If any Dissenting Shareholder fails to perfect such shareholder’s dissenters’ rights under Florida Law or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 2.6, pursuant to the exchange procedures set forth in Section 2.9. The Company shall give Buyer (a) prompt notice of any demand for payment of the fair value of any Shares or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to Florida Law and received by the Company relating to any shareholder’s dissenters’ rights, and (b) the opportunity to participate in all negotiations and proceedings with respect to any such demands for payment under Florida Law. The Company shall not voluntarily make any payment with respect to, or settle or make a binding offer to settle, any such demand for payment at any time prior to the Closing, unless the Company shall have first obtained Buyer’s prior written consent.

Section 2.13 Earnout Payment.

     (a) Within forty-five (45) days after the completion of audited financial statements for the Company and its Subsidiaries for the fiscal year ended December 31, 2006, Buyer shall prepare and deliver to the Shareholder Representatives a statement of the Revenue Amount and the Runoff Revenue (the “Earnout Amount Statement”). The Earnout Amount Statement shall: (i) set forth the Revenue Amount and the Runoff Revenue in the reasonable detail; and (ii) be based upon the books and records of the Company and its Subsidiaries and shall be prepared in accordance with GAAP and the principles, policies and procedures used by Buyer in connection with the preparation of the consolidated financial statements of Buyer and its Subsidiaries. The Shareholder Representatives, and any accountants or advisors retained by the Shareholder Representatives, shall be permitted to reasonably review Buyer’s working papers related to the preparation of the Earnout Amount Statement and the books and records of Buyer and its Subsidiaries for the purposes of reviewing such Earnout Amount Statement.

     (b) The Earnout Amount Statement shall be final and binding on the parties unless the Shareholder Representatives shall, within thirty (30) days following the delivery of the Earnout Amount Statement, deliver to Buyer written notice of any disagreement with such statement, which notice shall describe in the nature of any such disagreement in reasonable detail, identify the specific items involved and, if practicable, the dollar amount of each such disagreement. If the Shareholder Representatives raise any objections within the such thirty (30) day period, then the Shareholder Representatives and Buyer shall attempt to resolve such objections. If the Shareholder Representatives and Buyer are unable to resolve all disagreements within thirty (30) days of receipt by Buyer of a written notice of disagreement, (or such longer period as may be agreed by Buyer and the Shareholder Representatives), then, within ten (10) days thereafter, the Shareholder Representatives and Buyer shall appoint Grant Thornton, LLC for purposes of resolving any such disagreements (or, if Grant Thornton, LLC shall not be able to serve, the Shareholder Representatives and Buyer shall jointly select a nationally recognized independent public accounting firm that is not the independent auditor of any of Buyer, the Company, the Surviving Corporation or any of their respective Subsidiaries to resolve such disagreements). If Buyer and the Shareholder Representatives are unable to select an arbiter within such ten (10) day time period, the American Arbitration Association shall make such selection. The person selected to resolve such disagreements pursuant to this Section 2.13 shall be referred to as the “Arbitrator.” The Arbitrator will consider only those items and amounts set forth in the Earnout Amount Statement as to which Buyer and the Shareholder Representatives have disagreed and such Arbitrator shall resolve any such disagreements in accordance with the terms and provisions of this Agreement. In submitting a dispute to the Arbitrator, each of the parties shall concurrently furnish, at its own respective expense, to the Arbitrator and the other party such documents and information as the Arbitrator may request. Each party may also furnish to the Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. Neither party shall have or conduct any communication, either written or oral, with the Arbitrator without the other party either being present or receiving a concurrent copy of any written communication. The Arbitrator may conduct a conference concerning the objections and disagreements between the Shareholder Representatives and Buyer, at which conference each party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Arbitrator and the other party), and (ii) have present its advisors, accountants, counsel and other representatives. The Arbitrator shall resolve each item of disagreement based solely on the presentations and supporting material provided by the parties and not pursuant to any independent review (provided, however, the Arbitrator shall be permitted to conduct any necessary independent research of facts or determining proper application of GAAP or the terms of this Agreement with respect to the subject matter of the objections and disagreement between the parties). As promptly as practicable, the Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains a final Earnout Amount Statement according to the dispute(s) noticed. Such report shall be final and binding upon the parties (the date on which the Earnout Amount Statement is accepted or finally determined in accordance with this Section 2.13 is referred to as the “Earnout Determination Date”). The Arbitrator may choose to circulate a preliminary report for the comment of the parties. The fees and expenses of the Arbitrator incurred in connection with the determination of the disputed items by the Arbitrator shall be borne by the parties in inverse proportion to that percentage of the aggregate amounts disputed pursuant to this Section 2.13 are awarded to the parties by the Arbitrator in its written report. The Buyer and the Shareholder Representatives shall, and Buyer shall cause the Surviving Corporation to, cooperate fully with the Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Arbitrator or by other parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Earnout Amount Statement as promptly as reasonably practicable.

     (c) Within ten (10) days following the Earnout Determination Date, (i) if the Revenue Amount exceeds the First Target Amount, Buyer shall make the First Target Earnout Payment, and (ii) if the Revenue Amount exceeds the Second Target Amount, in addition to the First Target Earnout Payment, Buyer shall make the Second Target Earnout Payment. Notwithstanding anything to the contrary contained in this Agreement: (x) Buyer shall not have any obligation to make any payments under this Section 2.13(c) if the Revenue Amount is less than or equal to the First Target Amount; (y) the First Target Earnout Payment shall not exceed $50,000,000; and (z) the Second Target Earnout Payment shall not exceed $8,000,000.

To illustrate the effects of this Section 2.13(c): (i) if the Revenue Amount is less than or equal to $102,100,000, Buyer would not make any payment under this Section 2.13; (ii) if the Revenue Amount is $106,000,000, Buyer would only be required to make the First Target Earnout Payment and such payment would be in an amount equal to $22,159,090 (this equation is expressed numerically as follows: $22,159,090 = $50,000,000 x ($106,000,000 — $102,100,000 (i.e., the First Target Amount)) ÷ $8,800,000); (iii) if the Revenue Amount is equal to $110,900,000, Buyer would only be required to make the First Target Earnout Payment and such payment would be in an amount equal to $50,000,000 (this equation is expressed numerically as follows: $50,000,000 = $50,000,000 x ($110,900,000 — $102,100,000 (i.e., the First Target Amount)) ÷ $8,800,000); and (iv) if the Revenue Amount is equal to $118,900,000, Buyer would be required to make (x) the First Target Earnout Payment in an amount equal to $50,000,000 (because the First Target Earnout Payment is capped at $50,000,000) (this equation is expressed numerically as follows: $50,000,000 = $50,000,000 x ($110,900,000 (the maximum Revenue Amount for purposes of calculating the First Target Earnout Payment) — $102,100,000 (i.e., the First Target Amount)) ÷ $8,800,000), and (y) the Second Target Earnout Payment in an amount equal to $8,000,000 (this equation is expressed numerically as follows: $8,000,000 = $118,900,000 — $110,900,000 (i.e., the Second Target Amount)).

     (d) Within ten (10) days following the Earnout Determination Date, if there is any Runoff Revenue, Buyer shall make the Runoff Earnout Payment.

     (e) In order to ensure that the Company is afforded the full opportunity to receive the payments provided for in Sections 2.13(c) and (d), (i) Buyer shall provide to the Company and the Company shall expend a commercially reasonable amount of resources, qualified personnel and support to allow the Company to have a reasonable opportunity to achieve the revenue targets required to earn the Earn Out Payments pursuant to Section 2.13(c) and (d), and (ii) Buyer shall not take, and shall not cause the Company to take, directly or indirectly, any action that would circumvent the purpose or intent of Section 2.13. The parties hereto agree that neither Buyer nor the Company owes any fiduciary duty or express or implied duty to the Former Shareholders, such as an implied duty of good faith and fair dealing, but instead the parties intend the express provisions of this Agreement (including without limitation this Section 2.13 hereof) to govern their contractual relationship.

     (f) Any payments made by Buyer pursuant to Sections 2.13(c) or (d) hereof shall be made by wire transfer of immediately available funds to an account designated by the Shareholder Representatives and such amounts shall be distributed by the Shareholder Representatives to persons who were holders of Common Stock immediately prior to the Effective Time pro rata in accordance with their rights under the terms of this Agreement and the existing terms of their securities as consented to by Buyer, which consent shall not be unreasonably withheld.

     Section 2.14 Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, Buyer and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Buyer and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, except as specifically set forth in the Disclosure Schedules to this Agreement, the Company represents and warrants to Buyer and Merger Sub as follows:

     Section 3.1 Organization; Corporate Power and Authority; Capitalization.

     (a) Each of the Company and its Subsidiaries are corporations or limited liability companies, as applicable, duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective organization. Each of the Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required. Each of the Company and its Subsidiaries have full corporate power and authority and all governmental licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

     (b) (i) The authorized capital stock of the Company consists of (A) 40,000,000 shares of Common Stock, of which 6,333,188 shares of Common Stock are duly and validly issued and outstanding, fully paid and nonassessable; (B) 4,454,208 shares of series A convertible preferred stock, (the “Series A Preferred Stock”) of which 4,414,204 shares are duly and validly issued and outstanding, fully paid and nonassessable; (C) 2,267,344 shares of series B convertible preferred stock, (the “Series B Preferred Stock”) of which 2,267,344 shares are issued and outstanding, fully paid and nonassessable; (D) 3,159,762 shares of series C convertible preferred stock, (the “Series C Preferred Stock”) of which 2,512,463 shares are duly and validly issued and outstanding, fully paid and nonassessable; (E) 1,676,533 shares of series D convertible preferred stock, (the “Series D Preferred Stock”) of which 1,221,379 shares are issued and outstanding, fully paid and nonassessable; and (F) 3,500,000 shares of series E convertible preferred stock, with an original issue price of $10.00 (the “Series E Preferred Stock” and, together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the “Preferred Stock”), of which 1,860,000 shares, are duly and validly issued and outstanding, fully paid and nonassessable. The Shares of Common Stock and Preferred Stock are owned, beneficially and of record, by the holders listed on Schedule 3.1(b) in the respective amounts indicated thereon.

     (ii) Under the terms of the Articles of Incorporation of the Company: (A) the liquidation preference of the Series A Preferred Stock is $.875 per share (the “Series A Liquidation Preference”); (B) the liquidation preference of Series B Preferred Stock is $1.4775 per share (the “Series B Liquidation Preference”); (C) the liquidation preference of Series C Preferred Stock is $10.00 per share (the “Series C Liquidation Preference”); and (D) the liquidation preference of Series D Preferred Stock is $10.00 per share (the “Series D Liquidation Preference,” and, together with the Series A Liquidation Preference, Series B Liquidation Preference and Series C Liquidation Preference, the “Preferred Liquidation Preference”).

     (c) (i) In connection with the Merger and the other transactions contemplated by this Agreement, the Company has received irrevocable waivers from all holders of Series E Preferred Stock and the holders of Series E Warrants (other than the holders of no more than 400,000 shares of Series E Preferred Stock (the “Electing Series E Preferred Shareholders”)) to waive any rights they have to convert such Series E Preferred Stock to Common Stock under the Articles of Incorporation of the Company as in effect from time to time hereafter and in connection therewith have agreed to receive the Per Series E Share Consideration as provided herein as the full amount they are entitled to receive in connection with the Merger with respect to such Series E Preferred Stock.

     (ii) The Per Series E Share Consideration (or, at the election of the holder of such Series E Preferred Stock, the Primary Series E Liquidation Payment (as defined in the Articles of Incorporation of the Company as in effect as of the date of this Agreement) and the Per Common Share Consideration) to be received for each share of Series E Preferred Stock in connection with the completion of the Merger and the other transactions contemplated by this Agreement is the full amount that the holder of such share is entitled to receive in connection with the Merger and the other transactions contemplated by this Agreement pursuant to the Articles of Incorporation of the Company and the applicable Requirements of Law (other than amounts that such shares may be entitled to receive in connection with the exercise of dissenters’ rights) and, as of the date hereof, the Company has obtained from all of the holders of the shares of Preferred Stock all consents necessary or desirable to effect the Merger and the other transactions contemplated by this Agreement on the terms and conditions set forth herein, including the amount of the Preferred Liquidation Preferences (such consents, the “Preferred Consents”).

     (d) As of the date hereof, 7,378,000 shares of Common Stock may be granted pursuant to the Company Stock Option Plan. As of the date hereof, 4,013,537 shares of Common Stock are issuable upon exercise of Company Stock Options that have been granted pursuant to the Company Stock Option Plan. Schedule 3.1(d) sets forth a full list of all issued and outstanding Company Stock Options, including name of the persons to whom such options have been granted, the number of Shares subject to each such option and the per share exercise price for each such option. Prior to the date of this Agreement, the board of directors of the Company has taken all necessary or required actions (the “Company Option Actions”) under the Company Stock Option Plan (and related agreements, arrangements or documents), including by making any interpretation of or amendment to the Company Stock Option Plan (and related agreements, arrangements and documents), so that, as of the Effective Time, each Company Stock Option will represent only the right to receive the consideration payable in accordance with Section 2.7 of this Agreement.

     (e) As of the date hereof, 775,000 shares of Common Stock are reserved for issuance upon the exercise of any outstanding Common Warrants, 643,750 shares of Series C Preferred Stock are reserved for issuance upon the exercise of any outstanding Series C Warrants, and 25,307 shares of Series E Preferred Stock are reserved for issuance upon the exercise of any outstanding Series E Warrants. Schedule 3.1(e) sets forth a full list of all outstanding Common Warrants, Series C Warrants and Series E Warrants, including name of the holders of such warrants, the number of Shares subject to each such warrant, the number of vested shares subject to such warrant and the per share exercise price for each such warrant.

     (f) Except for this Agreement, the Company Stock Options, the Common Warrants, the Series E Warrants or as set forth in Schedule 3.1(f), there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by the Company or to which the Company is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Shares or other capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

     (g) No shares of capital stock of the Company have been issued in violation of any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Requirements of Law, the Constituent Documents of the Company, or any Contract to which the Company is subject or by which the Company is bound.

     Section 3.2 Subsidiaries. Schedule 3.2 of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization, (ii) the number of authorized shares for each class of its capital stock (or the amount of other equity interests), (iii) the number of issued and outstanding shares of each class of its capital stock (or the amount of other equity interests), the names of the holders thereof, and the number of shares (or other equity interests) held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. The Company or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares (or other equity interests) of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association that is not a Subsidiary of the Company. Except for the Subsidiaries set forth in Schedule 3.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any person.

     Section 3.3 Authorization; Binding Effect; Governmental Consents; Non-Contravention.

     (a) The Company has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by the Company’s Board of Directors and do not require any further authorization or consent of the Company or its stockholders.

     (b) This Agreement has been duly authorized, executed and delivered by the Company and is (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

     (c) Except with respect to the filings made pursuant to the HSR Act, the filing of the Articles of Merger with the Secretary of State of the State of Florida and as set forth on Schedule 3.3(c), no approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company from, or made or given by the Company to, any Governmental Body or other person in connection with the execution, delivery and performance of this Agreement by the Company.

     (d) Assuming compliance with the HSR Act, the filing of the Articles of Merger with the Secretary of State of the State of Florida and except as set forth on Schedule 3.3(d), neither the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, nor the compliance by the Company with, or the fulfillment by the Company of, the terms, conditions and provisions hereof will: (i) contravene any provision of the Constituent Documents of the Company and its Subsidiaries; (ii) conflict with or violate any applicable Requirements of Law; (iii) conflict with, result in a breach of or a default (or an event which with notice or lapse of time or both would become a default) under any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound; (iv) give rise to any right of termination, cancellation or amendment under, or accelerate any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound; (v) result in the imposition of any Encumbrance upon the properties or assets of the Company or its Subsidiaries pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound other than Permitted Encumbrances; or (vi) conflict with any judgment, decree, order or ruling to which the Company or its Subsidiaries is a party or by which any of their respective assets or properties is bound.

     Section 3.4 Financial Statements. Schedule 3.4 contains the following financial statements (collectively the “Financial Statements”): the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003 and December 31, 2004 and the audited statements of income and cash flows of the Company and its Subsidiaries for the years ended December 31, 2003 and December 31, 2004 and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Interim Balance Sheet”) as of March 31, 2005 (the “Interim Balance Sheet Date”) and the related statements of income and cash flows for the three-month period then ended. The Financial Statements have been prepared in conformity, in all material respects, with GAAP, and present fairly in accordance with GAAP, in all material respects, the financial position and results of operations of the Company and its Subsidiaries, as of their respective dates and for the respective periods covered thereby subject, in the case of the financial statements referred to in clause (b), to normal year-end adjustments and the absence of footnotes.

     Section 3.5 Subsequent Events. Except as set forth on Schedule 3.5, from the Interim Balance Sheet Date to the date of this Agreement, (a) there have been no adverse changes in the assets, financial condition or operating results of the Company and its Subsidiaries and (b) the Company and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, since the Interim Balance Sheet Date, except as set forth on Schedule 3.5:

     (i) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business consistent with past practice;

     (ii) neither the Company nor any of its Subsidiaries has entered into any Contract (or series of related Contracts) either involving more than $500,000 or outside the ordinary course of business consistent with past practice;

     (iii) (a) neither the Company nor any of its Subsidiaries has accelerated, terminated, amended, modified or cancelled any Contract (or series of related Contracts) involving more than $500,000 to which the Company or any of its Subsidiaries is a party or by which any of them is bound and (b) no party other than the Company or any of its Subsidiaries has accelerated, terminated, amended, modified or cancelled any Contract (or series of related Contracts) involving more than $500,000 to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

     (iv) neither the Company nor any of its Subsidiaries has imposed any Encumbrances, other than Permitted Encumbrances, upon any of its assets, tangible or intangible;

     (v) neither the Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $500,000 or outside the ordinary course of business consistent with past practice;

     (vi) neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans and acquisitions) either involving more than $500,000 or outside the ordinary course of business consistent with past practice;

     (vii) neither the Company nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness either involving more than $500,000 singly or $1,000,000 in the aggregate;

     (viii) neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable or other Liabilities outside the ordinary course of business consistent with past practice;

     (ix) neither the Company nor any of its Subsidiaries has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $500,000 or outside the ordinary course of business consistent with past practice;

     (x) neither the Company nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business consistent with past practice;

     (xi) there has been no change made or authorized in the Constituent Documents of any of the Company and its Subsidiaries;

     (xii) neither the Company nor any of its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock (or other equity interest), or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock (or other equity interests);

     (xiii) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock or other equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or other equity interests;

     (xiv) neither the Company nor any of its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

     (xv) neither the Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the ordinary course of business consistent with past practice;

     (xvi) neither the Company nor any of its Subsidiaries has entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

     (xvii) neither the Company nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers and employees outside the ordinary course of business consistent with past practice;

     (xviii) neither the Company nor any of its Subsidiaries has adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other employee benefit plan);

     (xix) neither the Company nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers and employees outside the ordinary course of business consistent with past practice;

     (xx) neither the Company nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the ordinary course of business consistent with past practice;

     (xxi) neither the Company nor any of its Subsidiaries has discharged a material Liability or Encumbrance outside the ordinary course of business consistent with past practice;

     (xxii) neither the Company nor any of its Subsidiaries has made any loans or advances of money other than ordinary course advances made to any officers, employees or directors for travel and other business expenses; and

     (xxiii) neither the Company nor any of its Subsidiaries has committed to any of the foregoing.

     Section 3.6 Title to Assets. Except as set forth in Schedule 3.6, the Company and its Subsidiaries have good title (or leasehold interest with respect to leased assets and properties) to all of the tangible assets and properties which are used by them in the conduct of their business (including those reflected on the Financial Statements), free and clear of all Encumbrances except for Permitted Encumbrances and except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the Interim Balance Sheet Date.

     Section 3.7 Compliance with Laws.

     (a) Except with respect to tax matters, which are more specifically addressed in Section 3.8, and environmental matters, which are more specifically addressed in Section 3.10,

the Company and its Subsidiaries are in compliance with all Requirements of Law and filed with the proper Governmental Body all statements and reports required to be filed by all applicable Requirements of Law. Neither the Company nor its Subsidiaries have received written notice from any Government Body alleging any violations of Requirements of Law within the last 12 months.

     (b) Neither the Company nor any of its Subsidiaries has been designated, nor are any of them owned or controlled by, a “suspected terrorist” as defined in Executive Order 13224. None of the cash or property of the Company or any of its Subsidiaries has been or shall be derived from or related to any activity that is deemed criminal under United States law, including the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “U.S.A. Patriot Act”).

     (c) The Company and its Subsidiaries are in full compliance with all applicable Requirements of Law relating to privacy, data protection or the security of information, including the U.S. Children’s Online Privacy Protection Act, the U.S. Health Insurance Portability and Accountability Act of 1996, the U.S. Gramm Leach Bliley Act, the U.S. Fair Credit Reporting Act, the U.S. Electronic Funds Transfer Act, any applicable registration or licensing requirements in respect of money transmitters under the Bank Secrecy Act or any state law of regulation, the European Union Data Protection Directive and the Canadian personal Information Protection and Electronic Documents Act.

     (d) The Company and its Subsidiaries are in full compliance with the customer identification requirements of the U.S.A. Patriot Act and the rules and regulations promulgated thereunder.

     (e) The business of the Company and its Subsidiaries as currently conducted or proposed to be conducted is in compliance with all applicable network and association rules and regulations regarding the electronic transfer of funds, including those promulgated by VISA, MasterCard, STAR, NYCE, PULSE and NACHA.

     Section 3.8 Tax Matters.

     (a) Each of the Company and its Subsidiaries have filed all material Tax Returns they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

     (b) Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee independent contractor, creditor, stockholder, or other third party.

     (c) To the Knowledge of the Company, no taxing authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. Schedule 3.8(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2002.

     (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e) Neither the Company nor any of its Subsidiaries is a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in (i) the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local or foreign Tax law) so long as, in the case of clause (ii), the individual who is a party thereto does not become a “covered officer” (within the meaning of Section 162(m)(3) of the Code) (or corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of any affiliated group within the meaning of code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law, filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

     (f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

     (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

     (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

     (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

     (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

     (v) prepaid amount received on or prior to the Closing Date.

     (g) Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

     Section 3.9 Governmental Permits. The Company and its Subsidiaries own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct their business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”). The Company and its Subsidiaries have complied in all material respects with all terms and conditions of the Governmental Permits.

     Section 3.10 Environmental Matters.

     (a) The Company and its Subsidiaries have been in material compliance with all applicable Environmental Laws.

     (b) The Company and its Subsidiaries have been in material compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws to conduct their business substantially as currently conducted by them, and the Company and its Subsidiaries hold all requisite permits and licenses to operate their business in material compliance with Environmental Laws.

     (c) The Company and its Subsidiaries have not received during the past three years any notice of any material violations or liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws and relating to the operation of its business.

     Section 3.11 Intellectual Property.

     (a) Schedule 3.11(a) contains a complete and accurate list or description of (i) all Company Registered Intellectual Property owned by, filed in the name of or applied for by the Company or its Subsidiaries and currently used in the business of the Company or its Subsidiaries (the “Company Registered Intellectual Property”); and (ii) all Contracts pursuant to which the Company or any of its Subsidiaries has received a license or sub-license with respect to any material item of Intellectual Property currently used in the business of the Company.

     (b) Each item of Company Intellectual Property (i) is to the Knowledge of the Company, valid, subsisting and in full force and effect and (ii) that is owned by the Company is owned free and clear of any Encumbrances other than Permitted Encumbrances.

     (c) The Company Intellectual Property constitutes all of the Intellectual Property used in and/or necessary to the conduct of the business of the Company and its Subsidiaries as it is currently conducted, including the design, development, manufacture, use, import and sale of the products of the Company and its Subsidiaries (including those currently under development).

     (d) Except as set forth on Schedule 3.11(d), each item of Company Intellectual Property either (i) is exclusively owned by the Company or its Subsidiaries and was created solely by employees of the Company or its Subsidiaries acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including all rights therein in any Intellectual Property, to the Company or its Subsidiaries, and no third party owns or has any rights to any such Company Intellectual Property, or (ii) to the Knowledge of the Company, is duly and validly licensed to the Company or its Subsidiaries for use in the manner currently used by the Company or its Subsidiaries in the conduct of their business.

     (e) In each case in which the Company or its Subsidiaries has acquired any Intellectual Property from any person, the Company or its Subsidiaries, as applicable, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company or its Subsidiaries, as applicable. No person who has licensed Intellectual Property to the Company or its Subsidiaries has ownership rights or license rights to improvements made by the Company or its Subsidiaries to or based upon such Intellectual Property. Except as set forth on Schedule 3.11(e), neither the Company nor any Subsidiary has transferred to any person ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property.

     (f) Except as set forth on Schedule 3.11(f), to the Knowledge of the Company, there are no facts, circumstances or information that (i) would render any Company Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any Company Registered Intellectual Property, or (iii) would adversely affect or impede the ability of the Company or its Subsidiaries to use any Company Intellectual Property in the conduct of their business as it is currently conducted. Neither the Company nor any

Subsidiary has misrepresented or, to the Knowledge of the Company, failed to disclose any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

     (g) All necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Body (for example, patent, copyright, trademark or other authorities) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or its Subsidiaries, as applicable, has recorded in a timely manner each such assignment of Registered Intellectual Property assigned to Company or its Subsidiaries with the relevant Governmental Body, including the United States Patent and Trademark Office (“PTO”), the U.S. Copyright Office or their respective counterpart Governmental Bodies in any relevant foreign jurisdiction, as the case may be.

     (h) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect (i) the Company’s and its Subsidiaries’ rights in the Company Intellectual Property, and (ii) the secrecy, confidentiality, value and the Company’s and its Subsidiaries’ rights in the confidential information and Trade Secrets of Company and its Subsidiaries and those provided by any person to Company or its Subsidiaries, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Company or its Subsidiaries to execute appropriate confidentiality and assignment agreements. All copies thereof have been made available to Buyer at or prior to Closing. To the Knowledge of the Company, there have been no violations of such agreements or any unauthorized disclosures of any Trade Secrets or material confidential information related to the business of the Company or its Subsidiaries or any obligations of confidentiality with respect to the same.

     (i) Except as set forth on Schedule 3.11(i), the operation of the Company’s and its Subsidiaries’ business as it is currently conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of products and services (as applicable) by the Company or its Subsidiaries, (including any products currently under development), does not infringe or misappropriate any Intellectual Property rights of any person, violate any right of any person (including any right to privacy or publicity), defame or libel any person or constitute unfair competition or trade practices under the laws of any jurisdiction, and, to the Knowledge of the Company, neither the Company nor any Subsidiaries have received notice from any person claiming that such operation or any such product (including any product currently under development) infringes or misappropriates any Intellectual Property rights of any person (including any right of privacy or publicity), or defames or libels any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

     (j) To the Knowledge of the Company, no person is violating, infringing, misappropriating, or diluting any Company Registered Intellectual Property.

     (k) Except as set forth on Schedule 3.11(k), there are no Proceedings before any Governmental Body (including before the PTO) anywhere in the world related to any of the Company Intellectual Property. No Company Registered Intellectual Property is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or its Subsidiaries or that may affect the validity, use or enforceability of such Company Intellectual Property.

     (l) Schedule 3.11(l) contains a complete and accurate list of all Contracts affecting any Company Intellectual Property other than licenses for commercially available, off-the-shelf software. Neither the Company nor its Subsidiaries is in material breach of, nor has the Company or any of its Subsidiaries materially failed to perform under, any such Contracts, and, to the Knowledge of the Company, no other party to any such Contracts, is in breach thereof or has failed to perform thereunder.

     (m) Schedule 3.11(m) contains a complete and accurate list of all Contracts under which the Company or its Subsidiaries have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company, its Subsidiaries or such other person of the Intellectual Property of any person other than the Company or its Subsidiaries.

     (n) Except as set forth on Schedule 3.11(n), there is no Contract affecting any Company Intellectual Property under which there is any pending litigation regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by the Company or its Subsidiaries.

     (o) Except as set forth on Schedule 3.11(o), all Company Intellectual Property that is owned by the Company is and will be fully transferable, alienable or licensable without restriction and without payment of any kind to any third party. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any loss of, or the diminishment in value of, any Company Intellectual Property or the right to use any Company Intellectual Property.

     (p) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) any party granting to any third party any right to, or with respect to, any Intellectual Property owned by, or licensed to, any party; (ii) any party being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the business of the Company or its Subsidiaries; or (iii) any party being obligated to pay any royalties or other amounts to any third party.

     (q) Except as set forth on Schedule 3.11(q), neither the Company nor its Subsidiaries has (a) incorporated Open Source Software into, or combined Open Source Software with, any of the Company Intellectual Property; (b) distributed Open Source Software in conjunction with any of the Company Intellectual Property; or (c) used Open Source Software that creates, or purports to create, obligations for the Company with respect to any of the Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any of the Company Intellectual Property Rights (including, but not limited to, using any Open Source Software that requires, as a condition of use, modification, and/or distribution, that other software integrated with, derived from, or distributed with such Open Source Software be (i) disclosed or distributed in source code form, or (ii) redistributable at no charge).

     Section 3.12 Real Estate.

     (a) Neither the Company nor its Subsidiaries own any real property, nor do they have an option to acquire any real property.

     (b) Schedule 3.12(b) lists all of the leases and licenses (collectively, the “Leases”) for real property to which the Company or its Subsidiaries is a party. Each Lease is in full force and effect and there are no defaults by the Company (or to the Knowledge of the Company, any landlords) under the Leases. The Company has previously made available to Buyer true and complete copies of all of the Leases.

     Section 3.13 No Litigation.

     (a) Except as set forth on Schedule 3.13, as of the date hereof, there is no claim, action, suit, arbitration, inquiry, proceeding, or investigation by or before any Government Body (“Litigation”) pending or, to the Knowledge of the Company, threatened, involving the Company.

     (b) Neither the Company nor its Subsidiaries is subject to any Court Orders or any order, ruling or similar determination from any Governmental Body, administrative agency or other arbitrator.

     Section 3.14 Contracts; Affiliate Transactions.

     (a) Schedule 3.14(a) sets forth an accurate, correct and complete list of the following Contracts (collectively, the “Material Listed Contracts”):

     (i) all Contracts the performance of which requires payment by or to the Company or any of its Subsidiaries during the next twelve (12) months in excess of $500,000;

     (ii) any distributor, sales, agency or manufacturer’s representative, consulting, joint venture or partnership Contract or joint research and development or technology sharing arrangements;

     (iii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

     (iv) any Contract limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, to acquire any product or asset from any other person, to sell any product or asset to, or to perform any service for, any person, or to compete with any other person;

     (v) any confidentiality, secrecy or non-disclosure Contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of the Company or any of its Subsidiaries;

     (vi) any Contract with any person with whom the Company (or, as applicable, its Subsidiaries) does not deal at arm’s length;

     (vii) any Contract which provides for the indemnification of any officer, director, employee or agent;

     (viii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or Indebtedness of any other person;

     (ix) any collective bargaining agreement;

     (x) any Contract which relates to employment or severance between the Company or its Subsidiaries and any employee (other than offer letters on “at-will” terms);

     (xi) any Contract that licenses to a third party the right to conduct the Company’s business or any part thereof or assigns or transfers any right to all or any of the revenues from such business or part thereof;

     (xii) any Contract pursuant to which the Company or its Subsidiaries have acquired any entity or business since January 1, 2000; or

     (xiii) any Contract with the customers listed on Schedule 3.24(a); or

     (xiv) any Contract otherwise material to the conduct of the business of the Company or its Subsidiaries.

The Company has made available to Buyer an accurate, correct and complete copy of each Material Listed Contract (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof. All nonmaterial Contracts of the Company do not, in the aggregate, represent a material portion of the Liabilities of the Company.

     (b) All of the Material Listed Contracts are valid, binding and currently in full force and effect, and are enforceable by the Company or its Subsidiaries, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity. The Company, or its Subsidiaries, as the case may be, has performed all of the material obligations required to be performed by it as of the Closing Date and is entitled to all benefits under the Material Listed Contracts. Neither the Company nor any

of its Subsidiaries is in default under any of the Material Listed Contracts, and, to the Knowledge of the Company, no event has occurred or circumstance or condition exists which, through the passage of time or the giving of notice, or both, would constitute a violation, breach or default by the Company or any of its Subsidiaries, give any person the right to declare a default or exercise any remedy under any of the Material Listed Contracts, give any person the right to accelerate the maturity or performance of any of the Material Listed Contracts, give rise to a right of termination, modification, or cancellation under any of the Material Listed Contracts. The Company has not knowingly waived any of its rights under any of the Material Listed Contracts. To the Knowledge of the Company, no third party is in default under any of the Material Listed Contracts. Except as described in Schedule 3.14(b), none of the Material Listed Contracts have been cancelled, terminated, amended or modified. To the Knowledge of the Company, each person against which the Company or its Subsidiaries have or may acquire any rights under any Material Listed Contract is solvent and able to satisfy such person’s material obligations and Liabilities to the Company. None of the persons parties to the Material Listed Contracts has provided the Company or its Subsidiaries with any written notice of its intention to terminate any agreement or arrangement with the Company or its Subsidiaries. None of the parties to the Material Listed Contracts that contain “most favored customer pricing” benchmarking, renegotiation or other similar rights has elected to exercise such rights to renegotiate the pricing and/or other material provisions of such Material Listed Contracts. The Company or its Subsidiaries, as applicable, has performed all of the material obligations required to be performed by it as of the Closing Date, including the “most favored customer pricing,” benchmarking, renegotiation, re-pricing and similar obligations under such Material Listed Contracts. The performance of the Material Listed Contracts will not result in any violation of or failure by the Company or its Subsidiaries to comply with any Requirements of Law as of the date of this Agreement. The Material Listed Contracts constitute all of the Contracts necessary to enable the Company or its Subsidiaries to conduct its business in the manner in which such business is currently being conducted.

     (c) There are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Regulation S-K under the Securities Act if the Company’s securities were publicly traded.

     Section 3.15 Brokerage. Except as set forth on Schedule 3.15, neither the Company nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     Section 3.16 Employee Benefits.

     (a) Schedule 3.16(a) lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains, to which the Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any Liability.

     (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement, and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

     (ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan that is required to file or distribute such reports and descriptions. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

     (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or will be made on a timely basis to each such Employee Pension Benefit Plan or accrued in accordance with the past practices of the Company and its Subsidiaries. All premiums or payments in the nature of contributions for all periods ending on or before the Closing Date have been paid or will be paid on a timely basis with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

     (iv) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

     (v) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has incurred or is reasonably likely to incur any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company threatened, nor, to the Knowledge of the Company, is there any reasonable basis for any such action, suit, proceeding, hearing, or investigation.

     (vi) True, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan have been delivered or made available to Buyer.

     (b) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA), and, no asset of the Company or any of its Subsidiaries is subject to any Encumbrance under ERISA or the Code.

     (c) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any Multiemployer Plan.

     Section 3.17 Employees.

     (a) With respect to the business of the Company and its Subsidiaries, except as set forth on Schedule 3.17(a):

     (i) there is no collective bargaining agreement or relationship with any labor organization;

     (ii) to the Knowledge of the Company, no executive or other officer of the Company (1) has indicated any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any person other than the Company that would be material to the performance of such employee’s employment duties, or the ability of the Company or any of its Subsidiaries to conduct its business;

     (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

     (iv) no union organizing or decertification efforts are underway or, to the Knowledge of the Company, threatened and no other question concerning representation exists;

     (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened;

     (vi) there is no workers’ compensation liability (other than routine claims in the ordinary course of business);

     (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Company or any of its Subsidiaries (or its or their officers or directors) of any law, regulation or contract; and,

     (viii) no employee or agent of the Company or any of its Subsidiaries has committed any act or omission giving rise to material liability for any violation or breach identified in clause (vii) above.

     (b) Except as set forth in Schedule 3.17(b), (i) there are no employment Contracts or severance agreements with any employees of Company or any of its Subsidiaries, and (ii) there are no written personnel policies, rules or procedures applicable to employees of Company or any of its Subsidiaries.

     (c) With respect to the transactions contemplated by this Agreement, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied. Within the past 3 years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that has resulted in required notices or warnings under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

     (d) The Company and its Subsidiaries (i) are not delinquent in payments to any of their current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by such employee or for reimbursement of expenses and (ii) are in compliance with all applicable laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. Without limiting the generality of the preceding sentence, to the Knowledge of the Company, any individual who performs services for the Company or its Subsidiaries and who is not classified as a employee by the Company or its Subsidiaries is not an employee for purposes of (i) payment of wages and related withholding of taxes or (ii) participating in any Employee Benefit Plan.

     Section 3.18 Insurance. Schedule 3.18 lists all insurance policies maintained by the Company or its Subsidiaries as of the date hereof with respect to the conduct of business by the Company or its Subsidiaries. All such policies are in full force and effect, all premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, or will be paid, and no notice of cancellation or termination has been received with respect to any such policy.

     Section 3.19 No Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any Liabilities of the type required to be disclosed in the “liabilities column” of a balance sheet prepared in accordance with GAAP, other than (i) Liabilities reflected, accrued or reserved for in the Interim Balance Sheet; (ii) Liabilities disclosed in the Disclosure Schedules; (iii) Liabilities not required to be disclosed on the Disclosure Schedules due to materiality or threshold limitations; (iv) Liabilities incurred subsequent to the Interim Balance Sheet Date in the ordinary course of business and not in contravention of this Agreement; and (v) Liabilities or obligations under this Agreement.

     Section 3.20 Off-Balance Sheet Arrangements. Except as set forth on Schedule 3.20 or as expressly disclosed in the Financial Statements, neither the Company nor its Subsidiaries has any “off-balance sheet arrangements” as defined in paragraph (a)(4) of Item 303 (17 CFR § 229.303) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

     Section 3.21 Overpayments. The Company’s Financial Statements contain a reserve for Liabilities and other adjustments to revenues reflected in the Financial Statements associated with (x) lost, stolen or counterfeit prepaid cards, stored value cards or other similar devices or products provided by the Company or (y) overpayments resulting from the fraudulent use of such cards or devices or products. This reserve has been established in accordance with GAAP, and the Company has no reason to believe that this reserve is not adequate.

     Section 3.22 Books and Records. The books, records and accounts of the Company and its Subsidiaries: (a) are in all material respects true, complete and correct; (b) have been maintained in accordance with good business practices on a basis consistent with prior years; (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company’s assets; and (d) accurately and fairly reflect the basis for the Financial Statements. The Company has provided or otherwise made available to Buyer: (i) copies of the Constituent Documents of the Company and its Subsidiaries, as currently in effect; (ii) minute books containing records of all proceedings, consents, actions and meetings of Board of Directors, committees of the Board of Directors and the shareholders of the Company and its Subsidiaries within the past two (2) years; and (iii) stock ledgers and journals reflecting all stock issuances and transfers, and all grants of all securities of the Company and its Subsidiaries.

     Section 3.23 Accounts Receivable. The accounts receivable shown on the Financial Statements and the accounts receivable accrued as of the date of this Agreement on the books of the Company in the ordinary course of business in accordance with GAAP are: (a) valid and legally binding obligations arising from sales actually made or services actually performed by the Company or its Subsidiaries; (b) free and clear of all Encumbrances other than Permitted Encumbrances; and (c) true and correct statements of the accounts for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtors. The allowance for doubtful accounts contained in the Financial Statements has been established in accordance with GAAP, and the Company has no reason to believe that the allowances are not adequate. To the Knowledge of the Company, the accounts receivable accrued as of the date of this Agreement on the books and records of the Company are collectible, subject to the allowances contained in the Financial Statements referenced above.

     Section 3.24 Customers. Schedule 3.24(a) sets forth an accurate, correct and complete list of the ten (10) largest customers of the Company, determined on the basis of revenues, for the fiscal year ended December 30, 2004. Except as set forth on Schedule 3.24(b), as of the date hereof, the Company has not been notified in writing (or, to the Knowledge of the Company, has otherwise been informed) by any customer listed on Schedule 3.24(a) that any such customer intends to (i) cease doing business with the Company or (ii) materially reduce the volume of business transacted by such customer with the Company.

     Section 3.25 Takeover Statutes. No “control share acquisition,” “affiliated transactions” or other similar anti-takeover or merger statute under Florida Law is applicable to the Merger, except for such statutes or regulations as to which all necessary actions have been taken by Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

     As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Merger Sub hereby represent and warrant to the Company as follows:

     Section 4.1 Organization, Corporate Power and Authority. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida. Each of Buyer and Merger Sub has all the requisite corporate power and authority to own or lease and operate its assets and to carry on its business.

     Section 4.2 Authorization; Binding Effect; Governmental Consents; Non-Contravention.

     (a) Buyer and Merger Sub have all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and Merger Sub have been duly authorized by and approved by each of their respective Board of Directors and do not require any further authorization or consent of Buyer or Merger Sub or either of their respective stockholders.

     (b) This Agreement has been duly authorized, executed and delivered by Buyer and Merger Sub and is (assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto) the legal, valid and binding obligation of each of Buyer and Merger Sub enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

     (c) Except with respect to the filings made pursuant to the HSR Act and the filing of the Articles of Merger with the Secretary of State of the State of Florida, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by Buyer or Merger Sub from, or made or given by Buyer or Merger Sub to, any Governmental Body or other person in connection with the execution, delivery and performance of this Agreement by Buyer or Merger Sub, except as could not reasonably be expected to prevent, materially delay or materially impede the ability of Buyer or Merger Sub to complete the Merger and the other transactions contemplated by this Agreement.

     (d) Assuming compliance with the HSR Act and the filing of the Articles of Merger with the Secretary of State of the State of Florida, neither the execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, nor the compliance by Buyer and Merger Sub with, or the fulfillment by Buyer and Merger Sub of, the terms, conditions and provisions hereof will: (i) contravene any provision of the Constituent Documents of Buyer or Merger Sub; (ii) conflict with or violate any applicable Requirements of Law; (iii) conflict with, result in a breach of or a default (or an event which with notice or lapse of time or both would become a default) under any Contract to which Buyer or Merger Sub is a party or by which any of their respective assets or properties is bound; (iv) give rise to any right of termination, cancellation or amendment under, or accelerate any Contract to which Buyer or Merger Sub is a party or by which any of their respective assets or properties is bound; (v) result in the imposition of any Encumbrance upon the properties or assets of Buyer or Merger Sub pursuant to any Contract to which Buyer or Merger Sub is a party or by which any of their respective assets or properties is bound other than Permitted Encumbrances; or (vi) conflict with any judgment, decree, order or ruling to which Buyer or Merger Sub is a party or by which any of their respective assets or properties is bound, except, in the case of clauses (i) through (vi), as could not reasonably be expected to prevent, materially delay or materially impede the ability of Buyer or Merger Sub to complete the Merger and the other transactions contemplated by this Agreement.

     Section 4.3 Brokerage. Buyer and Merger Sub have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     Section 4.4 Litigation.

     (a) There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Buyer or Merger Sub, investigation, pending before any Governmental Body or, to the knowledge of Buyer or Merger Sub, overtly threatened in a communication with Buyer or Merger Sub, against Buyer or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that could reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

     (b) There is no judgment, decree or order against Buyer or Merger Sub or, to the knowledge of Buyer and Merger Sub, against any of their respective directors or officers (in their capacities as such) that specifically names Buyer or its Subsidiaries or such directors or officers and that could reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

     Section 4.5 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     Section 4.6 Financing. Except as a result of stock repurchases pursuant to the repurchase plan described in Buyer’s Form 10-Q for the Quarterly Period ended March 31, 2005 (the “Form 10-Q”), since March 31, 2005, there has been no material adverse change in the condensed consolidated balance sheets of Buyer included in the Form 10-Q.

ARTICLE V

COVENANTS

     Section 5.1 Conduct of the Business. Except as expressly contemplated by this Agreement (including the actions required by Sections 5.8, 5.9 and 5.12, the issuance of equity securities upon the exercise of outstanding Company Stock Options and Company Warrants or upon conversion of Preferred Stock), from the date hereof until the Closing Date, the Company covenants and agrees as to itself and to any of its Subsidiaries to (a) operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice and to make reasonable best efforts to preserve, in all material respects, their relationship with customers, suppliers and others with whom the Company or its Subsidiaries deal and (b) not permit the Company or any of its Subsidiaries to take any of the actions described in clauses (i) through (xxiii) of Section 3.5 (other than Section 3.5 (iii)(b) and Section 3.5(xiv)) without the prior written consent of Buyer.

     Section 5.2 Access to Information. From the date of this Agreement until the Closing Date, the Company will, to the extent permitted by applicable Requirements of Law, give Buyer and its authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries during normal business hours and upon reasonable prior notice; provided that such access shall not interfere with normal operations of the Company and its Subsidiaries.

     Section 5.3 Regulatory Filings; Cooperation. (a) Each of the parties will (i) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) cooperate with each other in connection with the filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice.

     (b) Nothing contained in this Agreement shall require, or be construed to require, Buyer or its Affiliates, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell, hold separate, discontinue or limit, before or after the Closing Date, any assets, businesses, or interest in any assets or businesses of Buyer, any Affiliates of Buyer or the Company and its Subsidiaries (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Buyer, any Affiliates of Buyer or the Company or its Subsidiaries of any of their assets or businesses) or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets or businesses which, in either case would, in the reasonable judgment of Buyer, materially adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement.

     Section 5.4 Escrow Agreement. At the Effective Time, Buyer, Merger Sub and the Shareholder Representatives shall, and shall use commercially reasonable efforts to cause the Escrow Agent to, execute an Escrow Agreement in substantially the form of Exhibit B (the “Escrow Agreement”).

     Section 5.5 Employee Matters.

     (a) Subject to the final sentence of Section 5.5(b), at the Effective Time, Buyer shall offer to continue the employment of all persons who were, immediately prior to the Effective Time, employees of Company or its Subsidiaries (“Company Employees”) with “at will” employment at substantially the same level of responsibility and at substantially the same level of salary and other benefits as such Company Employees have immediately prior to the Closing.

     (b) To the extent that Buyer, its sole discretion, enrolls any Company Employees in Buyer plans, programs, policies, practices or other arrangements providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Buyer Employee Plans”), Buyer shall use commercially reasonable efforts to (1) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to such Company Employees and their eligible dependents, (2) give each such Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, and (3) give such Company Employees service credit for their employment with Company or any of its Subsidiaries for eligibility and vesting purposes (but not for benefit accrual) under any such applicable Buyer Employee Plan, as if such service had been performed with Buyer. Nothing in this Section 5.5 is intended to prevent Buyer from (1) terminating any of its benefit plans in a manner that does not affect the vested or other pre-existing rights of any Company Employee or (2) terminating the employment of any Company Employee; provided, however, that Buyer shall, in its sole discretion (and in whatever combination it deems appropriate), for not less than one year following the Effective Time, with respect to the Company Employees (A) continue the benefit plans of the Company substantially as in effect immediately prior to the Effective Time; (B) replace such benefit plans with plans with coverage and benefit levels comparable to such benefit plans; or (C) enroll such Company Employees in the Buyer Employee Plans.

     Section 5.6 Indemnification of Officers and Directors of the Company.

     (a) From and after the Effective Time, Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”). Buyer shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s articles of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

     (b) Without limiting the provisions of Section 5.6(a), during the period commencing from the Effective Time and ending on the sixth anniversary of the Effective Time, Buyer will indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any D&O Indemnified Party delivers to Buyer a written notice asserting a claim for indemnification under this Section 5.6(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation, (i) Buyer will have the right to control the defense thereof after the Effective Time, (ii) any counsel retained by the D&O Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Buyer, and (iii) after the Effective Time, Buyer will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that in the event of a final nonappealable judicial determination that any D&O Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); provided, further, that neither Buyer nor the Surviving Corporation, nor any D&O Indemnified Party, will be liable for any settlement effected without its, his or her express written consent. The D&O Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any D&O Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more D&O Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 5.6(b) or elsewhere in this Agreement, Buyer shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.6 unless such settlement, compromise, consent or termination includes an unconditional release of all D&O Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

     (c) During the period commencing from the Effective Time and ending on the sixth anniversary of the Effective Time, Buyer shall maintain in effect the current level and scope of directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s current directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Buyer); provided, however, that Buyer shall have the right to substitute such current insurance policy with a policy of at least the same coverage with respect to matters occurring prior to the Effective Time on terms and conditions that are at least as beneficial to the beneficiaries of the Company’s current insurance policy. Notwithstanding the foregoing, (i) in lieu of maintaining the Company’s current insurance policy or obtaining a substitute insurance policy, Buyer shall have the right to obtain a “tail” policy on substantially the same terms and conditions as the current insurance policy with respect to claims arising out of acts or conduct occurring on or prior to the Effective Time and (ii) in connection with maintaining such current insurance policy, obtaining any substitute insurance policy or obtaining any “tail” policy, Buyer shall not in any circumstance be required to expend in any one year any amounts in excess of 150% of the annual premium currently paid by the Company for its current insurance policy; provided that Buyer shall be obligated to maintain or obtain an insurance policy or a “tail” policy with the greatest coverage available for a cost not exceeding such amount.

     (d) Buyer and the Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.6.

     (e) This Section 5.6 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation.

     Section 5.7 FIRPTA Certificate. The Company shall deliver to Buyer at the Closing a duly executed and acknowledged certificate, in form and substance acceptable to Buyer and in compliance with the Code and Treasury regulations, certifying such facts as to establish that the sale of the Shares is exempt from withholding under Section 1445 of the Code.

     Section 5.8 Other Matters. Prior to the Effective Time, the Company shall take all actions necessary to cause the satisfaction of the requirements of Schedule 5.8. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make any payments to any person (or agree to make any such payments) in order to satisfy the foregoing obligations (other than any payments contemplated by such agreements, as applicable, each as in effect as of the date of this Agreement).

     Section 5.9 Other Consents. Prior to the Effective Time, the Company shall use its best efforts to obtain any necessary consents, waivers or novations so that the agreements set forth on Schedule 5.9 remain in full force and effect following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make any payments to any person (or agree to make any such payments) in order to obtain any such consents, waivers or novations (other than any payments contemplated by such agreements, as applicable, each as in effect as of the date of this Agreement).

     Section 5.10 Amendment to Certain Agreement. The Company shall take all action necessary so that, prior to the Effective Time, the Company and E.W. Blanch Co., Inc. (“EWB”) shall have amended or terminated that certain Sales Representative Agreement between EWB and the Company, dated as of December 2, 1997, so that, following the Effective Time, EWB shall no longer have the right to nominate any directors to the Company’s board of directors.

     Section 5.11 Obtaining Financing. Buyer shall use its best efforts to obtain the financing on commercially reasonable terms on a timely basis in order to perform its obligations to make payments under this Agreement.

     Section 5.12 Articles Amendment. Prior to the Effective Time, the Company shall be permitted to amend its Articles of Incorporation in the form of the amendment attached hereto as Exhibit C.

ARTICLE VI

CONDITIONS TO CLOSING

     Section 6.1 Conditions Precedent to the Obligation of Buyer to Close. The obligation of Buyer to consummate the Merger shall be subject to the fulfillment on or prior to the Closing Date, or the waiver by Merger (to the extent permitted by law), of the following conditions:

     (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any materiality qualifiers set forth therein), as of the date of this Agreement, except where the failure of the representations and warranties described in this Section 6.1(a) to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The covenants and agreements contained in this Agreement to be complied with by the Company at or before the Closing Date shall have been complied with in all material respects. Buyer shall have received a certificate to such effect signed by a duly authorized officer of the Company.

     (b) HSR Act Filing. Any person required in connection with the Merger to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

     (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction. No statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the Merger illegal.

     (d) Preferred Consents. The Company shall have delivered the Preferred Consents to Buyer.

     (e) Opinion of Counsel for the Company. The Company shall have delivered an opinion, dated as of the Closing Date, of Florida counsel for the Company, in a form reasonably satisfactory to counsel to the lenders of Buyer stating that this Agreement and the Merger were duly authorized and approved by the Company and its shareholders in accordance with Constituent Documents of the Company and Florida Law.

     (f) Other Matters. The Company shall have complied in all respects with Section 5.8 and Section 5.12.

     Section 6.2 Conditions Precedent to the Obligation of the Company to Close. The obligation of the Company to consummate the Merger shall be subject to the fulfillment on or prior to the Closing Date, or the waiver by the Company (to the extent permitted by law), of the following conditions:

     (a) Representations and Warranties; Covenants. The representations and warranties of Buyer and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any materiality qualifiers set forth therein), as of the date of this Agreement, except where failure of the representations and warranties described in this Section 6.2(a) to be true and correct would not, individually or in the aggregate, reasonably be expected to limit the Buyer’s ability to consummate the Merger. The covenants and agreements contained in this Agreement to be complied with by Buyer at or before the Closing Date shall have been complied with in all material respects. The Company shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer.

     (b) HSR Act Filing. Any person required in connection with the Merger to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

     (c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction. No statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the Merger illegal.

ARTICLE VII

ESCROW AND INDEMNIFICATIONS

     Section 7.1 Escrow Fund. At the Closing, Buyer shall deposit $22,880,000 (less an amount equal to the product of .10 multiplied by a fraction, the numerator of which is $228,800,000 and the denominator of which is the Remaining Amount) of any amounts payable to holders of Common Warrants upon exercise thereof) into an escrow fund (the “Escrow Fund”) with an institution selected by Buyer and approved by the Shareholders Representatives (such approval not to be unreasonably withheld or delayed) as escrow agent (the “Escrow Agent”) on behalf of such persons. The Escrow Fund shall be governed by the terms set forth in the Escrow Agreement and shall be available to indemnify the Buyer Indemnified Parties pursuant to the indemnification provisions set forth in this Article VII. Amounts released from the Escrow Fund to the Shareholder Representatives shall be distributed to the Former Shareholders who contributed to the Escrow Fund in accordance with the rights of such Former Shareholders under this Agreement and the current terms of their securities as determined by the Shareholder Representatives with the consent of Buyer (which consent shall not unreasonably be withheld). Notwithstanding anything to the contrary contained in this Agreement, any amounts paid to the Buyer Indemnified Parties under this Article VII relating to payments made to holders of Series E Preferred Stock under this Agreement shall be borne to the maximum extent possible by the Former Shareholders who immediately prior to the Effective Time held both Common Stock and Series E Preferred Stock and the rights of such Former Shareholders to any amounts released from the Escrow Fund pursuant to this Article VII and the Escrow Agreement shall be reduced accordingly.

     Section 7.2 Indemnification. From and after the Effective Time, the Buyer Indemnified Parties shall be indemnified and held harmless from and against any and all Losses that are incurred or suffered by Buyer Indemnified Parties or any of them by reason of a Buyer Indemnification Event.

     Section 7.3 Definitions. For purposes of this Article VII the following terms shall have the meanings set forth below:

     (a) “Buyer Indemnification Event” means (i) the failure of any representation or warranty made by the Company in Article III to be accurate as of the date of this Agreement, (ii) the breach or non-fulfillment in any respect of any covenant or agreement made by the Company in this Agreement or in any agreement, instrument or other writing delivered to Buyer in connection with this Agreement, (iii) the incurrence by any of the Buyer Indemnified Parties of any Losses relating to or arising from the Company Option Actions, (iv) the incurrence by any of the Buyer Indemnified Parties of any Losses relating to, arising from or in connection with the Preferred Consents, (v) the incurrence by Buyer of any Losses relating to, arising from or in connection with the exercise of dissenters’ rights by the Dissenting Shareholders (it being understood that any amounts less than or equal to the consideration that would have been received by such Dissenting Shareholder under Article II hereof that are paid to the Dissenting Shareholders in connection with the exercise of dissenters’ rights pursuant to Florida Law shall not constitute Losses for purposes of this Article VII) or (vi) the incurrence by any of the Buyer Indemnified Parties of any Losses relating to or arising from any sales, use or similar Taxes arising from activities conducted prior to the Effective Time and that are attributable to (A) the Company’s sales to its customers of prepaid cards, stored value cards or other similar devices or products, and (B) the provision of services. Notwithstanding anything to the contrary contained in this Agreement, any Losses related to any litigation set forth on Schedule 3.13 shall not be entitled to indemnification under this Article VII.

     (b) “Buyer Indemnified Parties” means Buyer, its Affiliates and their respective representatives, successors and assigns.

     (c) “Indemnification Notice” means a written notice in reasonable detail stating a demand for indemnification in accordance with this Article VII.

     Section 7.4 Deductible. The Buyer Indemnified Parties shall not be entitled to recover any amount for the Buyer Indemnification Events described in Section 7.3(a)(i) (unless such events involve fraud or willful misconduct) or the Buyer Indemnification Events described in Section 7.3(a)(ii) (if and only if such events did not result from the voluntary actions or omissions of the Company) (the “Limited Indemnification Events”) until and unless the amount which Buyer Indemnified Parties are entitled to recover in respect of such Limited Indemnification Events exceeds, in the aggregate, $1,000,000 (the “Deductible”), in which event the Buyer Indemnified Parties shall only be entitled to recover to the extent of the excess of the Deductible. No Losses in respect of a claim based on a Buyer Indemnification Event shall be included in determining whether the Deductible has been reached unless an Indemnification Notice seeking indemnification for such Losses has been given by Buyer Indemnified Parties to the Shareholder Representatives in accordance with this Article VII. Notwithstanding anything to the contrary contained in this Agreement, the Deductible shall not be applicable to the (x)

Buyer Indemnification Events described in Section 7.3(a)(ii) (if and only if such events result from the voluntary actions or omissions of the Company) and (y) the Buyer Indemnification Events described in Sections 7.3(a)(iii) through (vi) (clauses (x) and (y), the “Specific Events”) or any Buyer Indemnification Events described in Section 7.3(a)(i) that involve fraud or willful misconduct (“Fraud Indemnification Events” and, collectively with the Specific Events, “Unlimited Indemnification Events”).

     Section 7.5 Cap. Except with respect to fraud or willful misconduct, the maximum aggregate amount recoverable by Buyer Indemnified Parties with respect to the Limited Indemnification Events shall be equal to the Escrow Fund plus five (5%) percent of any amounts paid pursuant to Section 2.13 hereof (the “Cap”); provided that Buyer will not make a claim with respect to such additional 5% until it has made demands with respect to all of the Escrow Fund. With respect to Fraud Indemnification Events, (a) if such fraud or willful misconduct is committed by the Company, then each Former Shareholder, Option Holder and Warrant Holder shall be liable for its pro rata portion of the Losses caused thereby (based on the aggregate amounts payable to such persons under this Agreement) and (b) if such fraud or willful misconduct is committed by any Former Shareholder, Option Holder or Warrant Holder, then only such person or persons committing the fraud or willful misconduct shall be liable for the Losses caused thereby; provided, however, that, in no event, shall any person be liable pursuant to the foregoing clauses (a) and (b) for any amounts in excess of the amounts received or receivable by such person under the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Cap shall not be applicable to the Unlimited Indemnification Events (except that the Cap shall be applicable to the Buyer Indemnification Event described in Section 7.3(a)(vi)).

     Section 7.6 Threshold Amounts. Claims arising from any Limited Indemnification Events that involve Losses of less than $50,000 (the “Threshold Amount”) shall not be entitled to indemnification under this Article VII and shall not be counted toward satisfaction of the Deductible and any such claims (or series of related claims) that involve Losses equal to or greater than the Threshold Amount shall be counted toward the satisfaction of Deductible and, once the Deductible has been satisfied, shall be entitled to indemnification as set forth in this Article VII. Notwithstanding anything to the contrary contained in this Agreement, (A) the omission of items involving amounts less than or equal to the Threshold Amount from the Disclosure Schedules to this Agreement shall not constitute a breach of Article III of this Agreement by the Company, and (B) Losses arising from or related to any of the Unlimited Indemnification Events shall be entitled to indemnification under this Article VII regardless of the amount of such Losses.

     Section 7.7 Procedure.

     (a) In the event that a Buyer Indemnified Party (an “Indemnified Party”) shall incur or suffer any Losses in respect of which indemnification may be sought pursuant to the provisions of this Article VII from any other Party or Parties (each, an “Indemnifying Party”), the Indemnified Party shall submit an Indemnification Notice stating the nature and basis of such claim. The Indemnification Notice shall set forth: (i) the specific representation, warranty or covenant alleged to have been breached by the Indemnifying Party; (ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant; and (iii) a reasonably detailed description of, and a reasonable estimate of the total amount of, the Losses actually incurred or expected to be incurred by the Indemnified Party as a direct result of such alleged breach. In the case of Losses arising by reason of any third-party claim, the Indemnification Notice shall be given within thirty (30) days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby.

     (b) From the Closing Date until the first anniversary thereof, the Buyer Indemnified Parties shall deliver a copy of any Indemnification Notice delivered to the Shareholder Representatives to the Escrow Agent contemporaneously with the delivery of such Indemnification Notice to the Shareholder Representatives.

     (c) The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation in the Indemnified Party’s possession (A) that is not privileged and is reasonably necessary to the defense of the claim for indemnification and (B) that is critical (whether or not privileged) to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

     (d) In the case of third-party claims with respect to which an Indemnification Notice is given, the Indemnifying Party shall have the option to (A) conduct any proceedings or negotiations in connection therewith, (B) take all other steps to settle or defend any such claim and (C) employ counsel of the Indemnifying Party’s choosing to contest any such claim in the name of the Indemnified Party or otherwise; provided, that unless a settlement of a claim contains an unconditional release of the Indemnified Party, no settlement shall be effected without the advance written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third-party claim, and the Indemnified Party shall be entitled to participate with counsel of its own choice at the expense of the Indemnifying Party if representation of both parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct. The Indemnifying Party shall, within thirty (30) days of receipt of the Indemnification Notice, notify the Indemnified Party of its intention to assume the defense of any such claim. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any such claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall elect to assume the defense of any such claim, the Indemnified Party shall make available to the Indemnifying Party any documents and materials in its possession or control that may be necessary to the defense of such claim, and the Indemnified Party shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such matter. If the Indemnifying Party shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within thirty (30) days after receipt of the Indemnification Notice of the Indemnifying

Party’s election to defend such claim, the Indemnified Party shall proceed diligently to defend such claim. The expenses of all proceedings, in respect of any such claims (other than those incurred by the Indemnified Party which are referred to in the second sentence of this subparagraph (iii)) shall be borne by the Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of such claim and, if applicable, only to the extent required by this Article VII. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith.

     Section 7.8 No Limitation on Right to Contest. Nothing in this Article VII shall be construed as a limitation on the Indemnifying Party’s right to contest in good faith whether the Indemnified Party is entitled to indemnification pursuant to this Article VII with respect to a particular claim.

     Section 7.9 Sole Remedy. Except with respect to acts of fraud or willful misconduct, the indemnification provided for in this Article VII shall be the sole and exclusive remedy of the Buyer Indemnified Parties, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein. Notwithstanding anything to the contrary contained in this Agreement, (A) the Cap, the Deductible and the Threshold shall not be applicable to the amounts recoverable by the Buyer Indemnified Parties in connection with Unlimited Indemnification Events (except that the Cap shall be applicable to the Buyer Indemnification Events described in Section 7.3(a)(vi)), and (B) if Losses related to any Unlimited Indemnification Events (other than the Buyer Indemnification Events described in Section 7.3(a)(vi)) exceed the outstanding balance of the Escrow Fund on any particular date (or if the Escrow Fund has terminated on the first anniversary of the Closing Date pursuant to the terms of this Agreement and the Escrow Agreement), the Former Shareholders, Option Holders and Warrant Holders, as applicable, shall, subject to the provisions of Section 7.5(b), on a pro rata basis, directly indemnify the Buyer Indemnified Parties for such Losses; provided, however, that no such Former Shareholder, Option Holder or Warrant Holder shall have an obligation to indemnify Buyer pursuant to the foregoing for any Losses in excess of the amounts received by such person in connection with this Agreement.

     Section 7.10 Availability of Insurance; Subrogation. Notwithstanding anything to the contrary contained in this Agreement, (a) the Buyer Indemnified Parties shall use commercially reasonable efforts to seek recovery from their insurance providers with respect to any Losses for which indemnity may be sought under this Article VII and for which insurance may be available, and (b) all Losses shall be net of any insurance proceeds or other amounts actually received by or on behalf of the Buyer Indemnified Parties. Notwithstanding the foregoing, the Buyer Indemnified Parties shall be permitted to receive indemnification for Losses out of the Escrow Fund (if applicable) regardless of whether the Buyer Indemnified Parties may be entitled to recover such Losses from their insurance providers, although upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third-parties (including insurance providers) with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

     Section 7.11 Termination of Indemnification. The indemnification provided for in connection with the Limited Indemnification Events shall terminate on the one-year anniversary of the Closing Date (and no claims shall be made by any party thereafter) and the indemnification provided for in connection with the Unlimited Indemnification Events (except with respect to the Buyer Indemnification Events described in Section 7.3(a)(ii)) shall survive until 30 days following the expiration of the applicable statute of limitations (including any exclusions thereof), except that a party’s right to indemnification hereunder shall continue as to any Losses of which such party has validly given an Indemnification Notice in accordance with the requirements of this Article VII on or prior to such one-year anniversary or the expiration of the applicable statute of limitations, as the case may be, and the associated indemnity obligations shall continue solely with respect to the specific matters in such Indemnification Notice until the liability shall have been determined pursuant to this Article VII.

ARTICLE VIII

SHAREHOLDER REPRESENTATIVES

     Section 8.1 Appointment.

     (a) By virtue of the approval of this Agreement by the Company’s shareholders and by the acceptance by each Company shareholder, Option Holder or Warrant Holder of the applicable payments set forth in Sections 2.6, 2.7 and 2.8 of this Agreement, and without further action of any such Company shareholder, Option Holder or Warrant Holder, each Former Shareholder, Option Holder and Warrant Holder shall be deemed to have irrevocably constituted and appointed Larence Park and Tench Coxe (and by execution of this Agreement such persons hereby accepts such appointment) as representative, agent and attorney-in-fact for and on behalf of such person, with full power of substitution, to act in the name, place and stead of each such person with respect to this Article VIII and the Escrow Agreement and the taking by the Shareholder Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representatives under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications and take any actions under this Agreement or the Escrow Agreement; (ii) authorize delivery to the Buyer Indemnified Parties of cash from the Escrow Fund in satisfaction of claims for indemnification made by the Buyer Indemnified Parties in accordance with Article VII; (iii) object to claims for indemnification made by the Buyer Indemnified Parties in accordance with Article VII; (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by the Buyer Indemnified Parties under Article VII and (v) take all actions necessary or appropriate in the good faith judgment of the Shareholder Representatives for the accomplishment of the foregoing. The power of attorney granted in this Section 8.1 is coupled with an interest and is irrevocable, may be delegated by the Shareholder Representatives, and shall survive the death or incapacity of any Former Shareholder, Option Holder or Warrant Holder.

     (b) The identity of the Shareholder Representatives and the terms of the agency may be changed, and successor Shareholder Representatives may be appointed, from time to time (including in the event of the death, disability or other incapacity of the Shareholder Representatives) by those Former Shareholders, Option Holders and Warrant Holders whose Shares represented a majority of the as-converted-to shares of Common Stock outstanding immediately prior to the Effective Time, and any such successor shall succeed the Shareholder Representatives as Shareholder Representatives hereunder.

     (c) The Shareholder Representatives shall not be liable for any Losses incurred without gross negligence by the Shareholder Representatives while acting in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).

     (d) From and after the Effective Time, Buyer shall cause the Surviving Corporation to provide the Shareholder Representatives with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Buyer and the Surviving Corporation for purposes of performing his duties and exercising his rights under this Agreement; provided that the Shareholder Representatives shall treat confidentially any nonpublic information he receives from Buyer regarding the Surviving Corporation (except that the Shareholder Representatives may disclose any such information to the extent necessary to perform its duties or exercise its rights under this Agreement).

     Section 8.2 Actions of the Shareholder Representatives. From and after the Effective Time, a decision, act, consent or instruction of the Shareholder Representatives shall require the decision, act, consent or instruction of both of the Shareholder Representatives and shall constitute a decision of all Former Shareholders, Option Holders and Warrant Holders and shall be final, binding and conclusive upon each Former Shareholder, Option Holder and Warrant Holder, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Shareholder Representatives as being the decision, act, consent or instruction of each Former Shareholder, Option Holder and Warrant Holder. Buyer and Surviving Corporation are hereby relieved from any liability to any person for any acts done by the Shareholder Representatives and any acts done by Buyer or the Surviving Corporation in accordance with any such decision, act, consent or instruction of the Shareholder Representatives.

Section 8.3 Establishment of Shareholder Representatives Expenses Fund.

     (a) At the Closing, Buyer shall deposit with an escrow agent to be selected and identified by the Shareholder Representatives prior to Closing and pursuant to a customary escrow agreement to be entered at Closing, by wire transfer of immediately available funds, $1,750,000, to be used for payment of any Shareholder Representatives Expenses (the “Shareholder Representatives Expense Account”).

     (b) The Shareholder Representatives may, from time to time, withdraw amounts from the Shareholder Representatives Expense Account for the payment of Shareholder Representatives Expenses. Upon the date that the Shareholder Representatives determine reasonably that the funds in the Shareholder Representatives Expense Account are no longer necessary to be maintained for the performance of the obligations of the Shareholder Representatives, and if there shall then be any amount on deposit in the Shareholder Representative Expense Account, the Shareholder Representatives shall promptly distribute such amount based upon a pro rata distribution of amounts released from the Shareholder Representatives Expenses Fund to all former holders of Common Stock based on their holdings thereof immediately prior to the Effective Time.

ARTICLE IX

TERMINATION

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing (a) in writing by mutual consent of Buyer and the Company; (b) by written notice from either Buyer or the Company to the other if the Merger shall not have been consummated on or before September 1, 2005, or such later date as the parties may agree to in writing (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or (c) by written notice from either Buyer or the Company to the other, if there has been any breach by the other of any representation or warranty, or breach of any covenant or agreement contained in this Agreement or any other agreement, document or certificate delivered pursuant hereto that (x) would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied and (y) is incapable of being cured or has not been cured within twenty (20) business days after notice thereof; provided, that the breaching party may not be the terminating party.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall become null and void and there shall be no liability on the part of any party, except for this Section 9.2, which shall survive such termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

     Section 10.1 Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement shall survive the Closing until the one-year anniversary of the Closing Date, except for the representations and warranties contained in Section 3.8 (Taxes), which shall survive the Closing until any claims made with respect thereto would be precluded by the applicable statute of limitations. The covenants and agreements contained in this Agreement shall survive until the 12-month anniversary of the Closing Date.

     Section 10.2 No Public Announcement. None of Buyer, the Merger Sub, the Shareholder Representatives or the Company shall, without the approval of the others, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised thereof and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the federal securities laws.

     Section 10.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) on the date of delivery, when delivered personally or (b) two business days after being sent, when sent by registered or certified mail or by private courier addressed as follows:

     If to Buyer or Merger Sub, to:

eFunds Corporation
Gainey Center II
8501 N. Scottsdale Road, Suite 300
Scottsdale, Arizona 85253
Attention: General Counsel

     with a copy (which shall not constitute notice) to:

Fried Frank Harris Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Peter S. Golden, Esq.

     If to the Company, to:

Wildcard Systems, Inc.
1601 Sawgrass Corporate Parkway, Suite 300
Sunrise, Florida 33323
Attention: Larence Park

     with a copy (which shall not constitute notice) to:

Cooley Godward LLP
3175 Hanover Street
Palo Alto, California 94304
Attention: Keith A. Flaum, Esq,

     and

Cooley Godward LLP
11951 Freedom Drive
Reston, Virginia 20190

Attention: Mark D. Spoto, Esq.

     If to the Shareholder Representatives, to:

Larence Park
c/o Wildcard Systems, Inc.
1601 Sawgrass Corporate Parkway, Suite 300
Sunrise, Florida 33323

     and

Tench Coxe
c/o Sutter Hill Venture Partners
755 Page Mill Road, Suite A-200
Palo Alto, California 94304

or to such other address as such party may indicate by a notice delivered to the other party hereto.

     Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

     Section 10.5 Access to Records after Closing. For a period of 12 months after the Closing Date, the Shareholder Representatives shall have reasonable access to all of the books and records of the Surviving Corporation to the extent that such access may reasonably be required by the Shareholder Representatives in connection with any legitimate matter relating to or affected by the operations of the Company on or prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. The Shareholder Representatives shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 10.5. If Buyer or the Surviving Corporation shall desire to dispose of any of such books and records prior to the expiration of such 12-month period, Buyer shall, prior to such disposition, give the Shareholder Representatives a reasonable opportunity, at the Shareholder Representatives’ expense, to segregate and remove such books and records as the Shareholder Representatives may select.

     Section 10.6 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed on behalf of each of the parties hereto.

     Section 10.7 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 10.8 Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants; provided, however, that the Company shall be responsible only for fees, costs, expenses and disbursements of legal counsel, accountants and other advisors or service providers incurred by the Company or its shareholders in connection with this Agreement and the transactions contemplated hereby in an amount up to $250,000 (it being understood that, for the avoidance of doubt, any fees, costs, expenses or disbursements of accountants for the Company in connection with the audit of the Company’s financial statements as of, and for the periods ended, December 31, 2004 and December 31, 2003, or in connection with the preparation of the Company’s financial statements as of, and for the period ended, March 31, 2005, shall be considered to be in the ordinary course of business and not “in connection with this Agreement and the transactions contemplated hereby”).

     Section 10.9 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     Section 10.10 Execution in Counterparts; Third Party Beneficiaries. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Shareholder Representatives, the Company, Buyer and the Merger Sub. Except as expressly provided in this Agreement, no provision of this Agreement is intended to confer upon any person (other than the parties hereto) any rights, remedies or benefits hereunder.

     Section 10.11 Further Assurances. Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     Section 10.12 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware. By the execution and delivery of this Agreement, each of the parties hereto agrees that it will not bring any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger in any court other than a court of the United States located in the State of Delaware or any Delaware State court and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

eFunds Corporation
By:	/s/ Paul F. Walsh
	Name:	Paul F. Walsh
	Title:	Chairman of the Board and CEO

Marlin Transaction Corp.
By:	/s/ Paul F. Walsh
	Name:	Paul F. Walsh
	Title:	Chairman of the Board and CEO

Wildcard Systems, Inc.
By:	/s/ Larence Park
	Name:	Larence Park
	Title:	CEO

/s/ Larence Park
Larence Park, as Shareholder Representative

/s/ Tench Coxe
Tench Coxe, as Shareholder Representative

The following exhibits and the Disclosure Schedules have been omitted:

Exhibit A-1 – Persons Existing Transition Assistance and Change of Control Agreement

Exhibit A-2 – Form of Transition Assistance and Change of Control Agreements
Exhibit B – Form of Escrow Agreement
Exhibit C – Form of Amendment to Articles of Incorporation

The registrant will furnish supplementally a copy of any omitted Disclosure Schedule or Exhibit to the Securities and Exchange Commission upon the request of the Commission.